UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

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West Bancorporation, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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SEC 1913 (02-02)

WEST BANCORPORATION, INC.

NOTICE OF ANNUAL SHAREHOLDERS MEETING
TO BE HELD APRIL 17, 2008

Dear Fellow Shareholders:

The Annual Shareholders Meeting of West Bancorporation, Inc. will be held in the Conference Center on the second floor of the West Bank building at 1601 22nd Street, West Des Moines, Iowa, on Thursday, April 17, 2008, at 4:00 p.m. We will review the progress of the Company and answer questions during the meeting. We will also ask you to vote on the following matters:

1.	The election of eight directors nominated in the Proxy Statement to serve as the Board of Directors until the next Annual Meeting and until their successors are elected and have qualified;

2.	To ratify the appointment of McGladrey & Pullen, LLP as the independent registered public accounting firm for West Bancorporation, Inc. for the year ending December 31, 2008; and

3.	Such other business as may properly come before the Annual Meeting or any adjournment thereof.

The Board of Directors has fixed the close of business on February 14, 2008, as the record date for determination of Shareholders entitled to notice of and to vote at the Annual Meeting. A list of eligible Shareholders will be maintained at the Company’s offices at 1601 22nd Street, West Des Moines, Iowa, during the ten-day period preceding the Annual Meeting.

Whether or not you expect to attend the Annual Meeting, in order to make sure your vote is received, please complete and return the enclosed proxy card or vote your proxy electronically via the internet as instructed on the card. A prompt response would be appreciated.

We hope you will personally attend the Annual Meeting and look forward to seeing you there. Thank you for your interest in the Company.

For the Board of Directors,

/s/ Thomas E. Stanberry

Thomas E. Stanberry
Chairman, President and Chief Executive Officer

March 7, 2008

PROXY STATEMENT
TABLE OF CONTENTS
INTRODUCTION	2

PROPOSALS FOR ANNUAL MEETING	3
Election of Directors	3
Ratify the Appointment of Independent Registered Public Accounting Firm	4
Other Matters	5

BOARD OF DIRECTORS AND COMMITTEES OF THE BOARD	5
Audit Committee Report	6
Compensation Committee Report	6
Nominating and Corporate Governance Committee Report	8
2007 Directors’ Compensation	8
Compensation Committee Interlocks and Insider Participation	9
Security Ownership of Certain Beneficial Owners and Executive Officers	10
Other Beneficial Owners	10
Section 16(a) Beneficial Ownership Reporting Compliance	11

EXECUTIVE COMPENSATION	11
Compensation Discussion and Analysis	11
Summary Compensation Table	15
Equity Compensation Plan Information	16
Potential Payments upon Termination or Change in Control Table	16

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	17
Audit Fees	17

GENERAL MATTERS	17
Transactions with Related Persons	17
2009 Shareholder Proposals	18
Shareholder Communications	18
Form 10-K	18
Delivery of Documents to Shareholders Sharing an Address	19

1

WEST BANCORPORATION, INC.

1601 22nd Street
West Des Moines, IA 50266

PROXY STATEMENT
2008 ANNUAL MEETING OF SHAREHOLDERS
To Be Held on April 17, 2008

INTRODUCTION

This proxy statement is furnished in connection with the solicitation by the Board of Directors of West Bancorporation, Inc. (the “Board” and the “Company”) of proxies to be used at the Annual Shareholders Meeting (“Annual Meeting”). The meeting will be held in the Conference Center at the Company’s headquarters, 1601 22nd Street, West Des Moines, Iowa, on April 17, 2008, at 4:00 p.m., local time, and at any and all adjournments thereof. A copy of the Company’s 2007 summary annual report to Shareholders and appendix to the proxy statement, including financial statements, accompany this proxy statement. This proxy statement, form of proxy, and other accompanying materials are first being mailed to Shareholders on or about March 10, 2008.

Only Shareholders of record at the close of business on February 14, 2008, (“Shareholders” or “Shareholder”) are entitled to notice of and to vote at the Annual Meeting. There were 17,403,882 shares of the Company's Common Stock outstanding at the close of business on that date, all of which are eligible to vote at the Annual Meeting. The presence, in person or by proxy, of the holders of a majority of the outstanding shares is necessary to constitute a quorum for the transaction of business at the Annual Meeting. Shareholders are entitled to one vote per share standing in their names on the record date on all matters to properly come before the Meeting. If a Shareholder abstains from voting on any matter, or if shares are held by a broker who has indicated that it does not have discretionary authority to vote on a particular matter, those shares will be considered to be present for the purpose of determining whether a quorum is present, but will not be counted as votes cast with respect to any matter to come before the Annual Meeting.

The Company is not aware of any matters to be presented at the Annual Meeting other than the election of the eight nominees described in this proxy statement and the ratification of the independent registered public accounting firm. The eight directors elected will be those nominees who receive a plurality of those shares voting at the Annual Meeting in person or by proxy. Passage of the proposal to ratify the appointment of the independent registered public accounting firm requires the affirmative vote of a plurality of the shares voting on the proposal at the Annual Meeting in person or by proxy. If any matters not described in this proxy statement are properly presented at the Annual Meeting, the proxies will use their personal judgment to determine how to vote your shares. If the Annual Meeting is adjourned, the proxies can vote your shares on the new meeting date as well, unless you have revoked your proxy instructions.

If you hold shares through a broker, follow the voting instructions provided by your broker. If you want to vote in person, a legal proxy must be obtained from your broker and brought to the Annual Meeting. If you do not submit voting instructions to your broker, generally your broker is permitted to vote your shares in its discretion.

Holders of stock in the Company’s Employee Savings and Stock Ownership Plan (“the Plan”) can direct the Trustee of the Plan how to vote the number of shares held in the Plan for the benefit of the Holder as of the record date for any matter put to the vote of the Shareholders. If a Plan participant does not provide directions to the Trustee, then the Trustee shall vote those shares in the same proportion as the shares for which the Trustee received proper direction to vote.

A form of proxy is enclosed for use at the Annual Meeting. Before the Annual Meeting, you can appoint a proxy to vote your shares of stock by completing and signing the enclosed proxy card and mailing it in time to be received before the Annual Meeting, or by using the internet (http://www.illinoisstocktransfer.com). The electronic proxy appointment procedures are designed to confirm your identity and to allow you to give your proxy voting instructions. If you wish to vote via the internet, please follow the instructions on the proxy card.

If your proxy is properly signed and returned and is not withdrawn or revoked, your shares represented thereby will be voted in accordance with your instructions. If the manner of voting such shares is not indicated on the proxy, the shares will be voted FOR the election of the nominees for directors named herein and for the ratification of the independent registered public accounting firm.

If the enclosed proxy is executed and returned, it may nevertheless be revoked at any time prior to the Annual Meeting. You may revoke a proxy electronically by entering a new vote via the internet or by filing either a written revocation of the proxy or a duly executed proxy bearing a later date with the Secretary of the Company at the Company's principal office at 1601 22nd Street, West Des Moines, Iowa 50266, Attn: Alice A. Jensen, Corporate Secretary. You may also withdraw a proxy by attending the Annual Meeting and voting in person. Attendance at the Annual Meeting without voting in person will not serve as the revocation of a proxy.

2

The Company will bear the cost of solicitation of proxies. In addition to the use of mail, proxies may be solicited by officers, directors, and employees of the Company, without extra compensation, by telephone, e-mail, facsimile, or personal contact. It will greatly assist the Company in limiting expense in connection with the Annual Meeting if each Shareholder who does not expect to attend the Annual Meeting will promptly return a signed proxy or vote via the internet.

PROPOSALS FOR ANNUAL MEETING

1. Election of Directors. The Board currently consists of eight members. The term for directors is until the next Annual Shareholders Meeting and until their successors are duly elected and qualified or until their earlier resignation, removal from office, death, or incapacity.

The By-laws of the Company provide that the number of directors of the Company shall not be less than five or greater than 15. The Board has set the number of directors for 2008 at eight. The Board has decided that eight directors are sufficient to conduct the business of the Company. Proxies cannot be voted for more than eight persons.

The Board recommends a vote FOR the nominees listed in the table on the next page.

Proxies in the accompanying form will be voted FOR the election of the listed individuals, unless contrary instructions are given. If any nominee or nominees shall become unavailable for election, it is intended that the proxies will be voted for the election of the substitute nominees as the Board may propose. Any Shareholder has the option to withhold authority to vote for all nominees, or to withhold authority to vote for individual nominees. The effect of withholding authority to vote for nominees is that the Shareholder is considered present at the Annual Meeting and considered for meeting quorum requirements, but the vote is not a vote in favor of the nominee for purposes of determining whether the nominee has received a plurality of the votes cast by the shares entitled to vote.

Information concerning the nominees, including their ages, year first elected a director, and business experience during the previous five years as of February 14, 2008, is set forth in the following table. Each of the nominees is currently serving as a director of the Company and all nominees, except Mr. Crowley and Ms. Carlson, also serve as directors of West Bank, a subsidiary of the Company. Mr. Crowley serves as an emeritus member of the West Bank board of directors. Of the nominees, only Mr. Stanberry is currently a director of WB Capital Management Inc. (“WB Capital”), a subsidiary of the Company.

3

	Has Served
Name	as a Director	Position with Company and its
(Age)	Since	Subsidiaries and/or Principal Occupation

Frank W. Berlin	1995	President, Frank W. Berlin & Associates,
(Age 62)		West Des Moines, Iowa

Wendy L. Carlson	2007	Chief Financial Officer and General Counsel,
(Age 47)		American Equity Investment Life Holding Company,
		West Des Moines, Iowa

Orville E. Crowley	1984	President and Chief Operating Officer,
(Age 81)		Linden Lane Farms Company, Cumming, Iowa

George D. Milligan	2005	President, The Graham Group, Inc.,
(Age 51)		Des Moines, Iowa

Robert G. Pulver	1984	President and Chief Executive Officer,
(Age 60)		All-State Industries, Inc., West Des Moines, Iowa

Thomas E. Stanberry	2003	Chairman, President and Chief Executive
(Age 53)		Officer of the Company
		Chairman and Chief Executive Officer of West Bank
		Chairman of WB Capital Management Inc.

Jack G. Wahlig	2001	President, Integrus Financial, L.C.,
(Age 75)		West Des Moines, Iowa

Connie Wimer	1985	Chairman, Business Publications Corporation,
(Age 75)		Des Moines, Iowa

All nominees were employed in the above capacities during the past five years. None of the nominees for director have any family relationship with any other nominees or with any executive officers of the Company.

With the exception of George D. Milligan, who is a director of United Fire & Casualty Company, and Robert G. Pulver, who is a director of Summit Hotel Properties, LLC, none of the other above nominees hold a directorship in any other company with a class of securities registered pursuant to Section 12 or subject to Section 15(d) of the Securities Exchange Act or registered as an investment company under the Investment Company Act of 1940.

None of the nominees for director have been involved in any legal proceedings during the past five years which requires disclosure.

2. Ratify the Appointment of Independent Registered Public Accounting Firm. The Board of Directors of the Company, at the recommendation of the Audit Committee, has approved the accounting firm of McGladrey & Pullen, LLP, independent certified public accountants, as the independent registered public accounting firm for the Company for the year ending December 31, 2008. McGladrey & Pullen, LLP will conduct the audit examination of the Company and its subsidiaries for 2008. McGladrey & Pullen, LLP was also the independent registered public accounting firm and performed the Company’s audit for the years ending December 31, 2007 and 2006. The Company is asking its Shareholders to ratify the appointment of McGladrey & Pullen, LLP. For a description of the fees for services rendered by McGladrey & Pullen, LLP for 2007 and 2006, and a description of the Company’s policy regarding the approval of independent registered public accountants’ fees, see the section of this report titled “Independent Registered Public Accounting Firm.”

Although ratification by the Shareholders is not required by law, the Board has determined that it is desirable to request approval of this selection by the Shareholders. In the event the Shareholders fail to ratify the appointment, the Audit committee will consider this factor when making any determination regarding McGladrey & Pullen, LLP. If the selection is ratified, the Audit Committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and its Shareholders.

4

The Board recommends a vote FOR the ratification of the appointment of McGladrey & Pullen, LLP as the independent registered public accounting firm for the year ending December 31, 2008. Proxies in the accompanying form will be voted FOR the ratification of the appointment of McGladrey & Pullen, LLP as the independent registered public accounting firm for the year ending December 31, 2008, unless contrary instructions are given.

3. Other Matters. Management does not know of any other matters to be presented at the Annual Meeting, but should other matters properly come before the Annual Meeting, the proxies will vote on such matters in accordance with their best judgment.

BOARD OF DIRECTORS AND COMMITTEES OF THE BOARD

The Board currently has eight directors. The Board has determined that the following seven directors are “independent” as defined by NASDAQ:

Frank W. Berlin
Wendy L. Carlson
Orville E. Crowley
George D. Milligan
Robert G. Pulver
Jack G. Wahlig
Connie Wimer

In 2007, the Board held four regularly scheduled quarterly meetings. An organizational meeting, two special meetings, and three Executive Committee meetings were also held. Each director is required to attend at least seventy-five percent of the full Board meetings and the meetings of any committees on which the director serves. This requirement was satisfied by all directors except Connie Wimer. Ms. Wimer was absent from one regular meeting, the annual organizational meeting, one special meeting, and one Audit Committee meeting. Board members are encouraged to attend the Annual Shareholders Meeting, and all Board members attended the 2007 Annual Meeting, except Mr. Pulver, Ms. Wimer, and Michael A. Coppola. In December 2007, Steven G. Chapman and Michael A. Coppola resigned from the Board and from their positions as directors of West Bank.

The Board has established the following standing committees:

Audit Committee
Compensation Committee
Nominating and Corporate Governance Committee

The Board has adopted written charters for each standing committee. The charters may be seen on the Investor Relations section of the Company’s website (www.westbankiowa.com). The membership and primary responsibilities of the committees are described below. The 2007 report of each committee follows its description.

The Executive Committee consists of the chair of each standing committee, one at-large director, Michael A. Coppola, until his resignation, and Thomas E. Stanberry. The Executive Committee met three times between regularly scheduled Board meetings to discuss corporate issues.

Consistent with the NASDAQ listing requirements, the independent directors, regularly have the opportunity to meet without Thomas E. Stanberry or any member of management present. During 2007, the independent directors met in such capacity four times.

Audit Committee. The members of the Audit Committee are Jack G. Wahlig, Chair, Wendy L. Carlson, George D. Milligan, and Connie Wimer. Jack G. Wahlig is a “financial expert” as defined in the Sarbanes-Oxley Act of 2002 and related regulations. He retired in 1995 as the national managing partner of the public accounting firm of McGladrey & Pullen, LLP after a 41-year career. The Committee recommends independent auditors to the Board; reviews with the independent auditors the plan, scope, and results of the auditors’ services; approves their fees; and reviews the Company’s financial reporting and internal control functions. Additionally, the Committee reviews all policies of the Company and its subsidiaries prior to the policies being submitted to the Board of the Company for approval. The Committee also performs the duties set forth in its written charter. The Committee is also prepared to meet privately at any time at the request of the independent registered public accountants or members of management to review any special situation arising on any of the above subjects. The Audit Committee regularly reviews its written charter and recommends to the Board changes to the charter, when it deems necessary. The Audit Committee met five times during 2007. George D. Milligan is the only member of the Audit Committee who also serves on the audit committee of another listed company.

5

Audit Committee Report

The incorporation by reference of this proxy statement into any document filed with the SEC by the Company shall not be deemed to include the following report unless such report is specifically stated to be incorporated by reference into such document.

The Audit Committee hereby reports as follows:

1.	The Audit Committee has reviewed and discussed the audited financial statements for the year ended December 31, 2007 (the “Audited Financial Statements”), with the Company’s management.

2.
The Audit Committee has discussed with McGladrey & Pullen, LLP, the Company’s independent registered public accounting firm, the matters required to be discussed by Statement on Auditing Standards No. 61, as amended, and No. 90 (Communication with Audit Committees), as in effect on the date of this proxy statement.

3.
The Audit Committee has received the written disclosures and the letter from McGladrey & Pullen, LLP required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), as adopted by the Public Accounting Oversight Board in Rule 3600T, and has discussed with McGladrey & Pullen, LLP its independence.

4.
Based on the review and discussion referred to in paragraphs (1) through (3) above, the Audit Committee recommended to the Board, and the Board approved, that the Audited Financial Statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2007, for filing with the SEC.

5.	The Board has approved the Audit Committee Charter.

6.	The Audit Committee has approved or ratified all related party transactions between the directors and the Company.

The undersigned members of the Audit Committee have submitted this report.

Jack G. Wahlig, Chair
Wendy L. Carlson
George D. Milligan
Connie Wimer

Compensation Committee. The current members of the Compensation Committee are Robert G. Pulver, Chair, Frank W. Berlin, Orville E. Crowley, and George D. Milligan. Each of the committee members are independent directors. The Compensation Committee reviews the Company’s compensation and benefit policies, including the individual salaries of the executive officers; makes recommendations to the Board as to the salary of the Chief Executive Officer; makes recommendations to the Board as to incentive compensation plans and employment agreements between the Company, the Chief Executive Officer, and other executive officers; and makes recommendations to the Board concerning director compensation. The Compensation Committee also has oversight responsibility for the Company’s Restricted Stock Compensation Plan and performs the duties set forth in its written charter. The Compensation Committee met five times during 2007.

Compensation Committee Report

The incorporation by reference of this proxy statement into any document filed with the SEC by the Company shall not be deemed to include the following report unless such report is specifically stated to be incorporated by reference into such document.

The Compensation Committee hereby reports as follows:

1.	The Compensation Committee reviewed and discussed the Compensation Discussion & Analysis with management.

2.	Based on its review and discussions, the Committee recommended to the Board that the Compensation Discussion & Analysis be included in this proxy statement.

The undersigned members of the Compensation Committee have submitted this report.

Robert G. Pulver, Chair
Frank W. Berlin
Orville E. Crowley
George D. Milligan

6

Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee members are Frank W. Berlin, Chair, Robert G. Pulver, and Connie Wimer, all of whom are independent directors.  Prior to January 2008, Mr. Chapman, who resigned on December 21, 2007, was the Chair of this Committee. During 2007, the Nominating and Corporate Governance Committee met one time. This Committee makes recommendations to the Board regarding the composition and structure of the Board and nominations for election of directors, including the director-nominees proposed in this proxy statement. It develops policies and processes regarding principles of corporate governance in order to ensure the Board’s compliance with its fiduciary duties to the Company and its Shareholders, including establishment and periodic review of a code of ethics and conduct for all directors and employees. The Committee also performs all other duties set forth in its written charter. This Committee will consider, as part of its nomination process, any director candidate recommended by a Shareholder who follows the procedures shown under the heading “2009 Shareholder Proposals.” The Nominating and Corporate Governance Committee follows the process described below when identifying and evaluating nominees to the Board:

Procedures for identifying candidates:

a)	Review current directors of the Company.
b)	Review current directors of the Company’s banking subsidiary, West Bank.
c)	Solicit input from existing directors and executive officers.
d)	Review submissions from Shareholders, if any.

The following criteria will be considered when evaluating nominee candidates:

a)	Composition

The Board should be composed of:

1.	Directors chosen with a view to bringing to the Board a variety of experiences and backgrounds;
2.	Directors who have high level managerial experience or are accustomed to dealing with complex business problems; and
3.
Directors who will represent the balanced, best interests of the Shareholders as a whole rather than special interest groups or constituencies, while also taking into consideration the overall composition and needs of the Board;

A majority of the Board’s directors shall be independent directors under the criteria for independence required by the SEC and NASDAQ.

b)	Selection Criteria

In considering possible candidates for nomination as an independent director, the Committee and other directors should consider the foregoing general guidelines and criteria:

1.	A director should be of the highest character and integrity, have experience at or demonstrated understanding of strategy/policy-setting, and have a reputation for working constructively with others;
2.	A director should have sufficient time available to devote to the affairs of the Company in order to carry out the responsibilities of a director;
3.	A director should be free of any conflict of interest that would interfere with the proper performance of the responsibilities of a director; and
4.	The Chief Executive Officer is expected to be a director. Other members of senior management may be considered, but Board membership is not necessary or a prerequisite to a higher management position.

7

Nominating and Corporate Governance Committee Report

The Nominating and Corporate Governance Committee evaluated the qualifications and performance of each of the members of the Board of Directors. In its evaluation, the Committee compared each of the current directors to the qualifications and characteristics of a director set forth in the Committee’s charter. The Committee then polled each director to determine his or her willingness to stand for re-election and determined that each was willing to continue service. The Committee sought and reviewed information concerning potential directors and nominees.

The Committee determined that the current size of the Board is sufficient at eight. Based on the foregoing, the Committee concluded that each of the current Board members should be nominated for re-election at the Annual Meeting.

The Committee reviewed the adequacy of its charter and the charters of the Audit and Compensation Committees. The Committee did not recommend any modifications to its charter or the charters of the Audit Committee or Compensation Committee. The Committee also reviewed the Company’s Code of Conduct and recommended changes to the Code of Conduct that were approved by the Boards of the Company and its subsidiaries. The Committee performed all the other duties stated in its charter.

The undersigned members of the Nominating and Corporate Governance Committee have submitted this report.

Frank W. Berlin, Chair
Robert G. Pulver
Connie Wimer

2007 Directors’ Compensation

Beginning in February 2007, directors of the Company received an annual retainer of $8,000, payable quarterly, plus $500 per regular meeting (board and committee) or $600 for Audit Committee meetings. If a Committee meeting was on the same day as a regular board meeting, the fee paid for attending both meetings was $600 for an Audit Committee meeting and $500 for any other committee meeting. Prior to February 2007, the annual retainer was $2,400 per year, regular board and committee meetings were $400 per meeting and Audit Committee meeting fees were $500. Directors of the Company who also served as directors of West Bank received fees beginning in February 2007, of $450 for each West Bank board meeting attended (ten meetings held) plus an annual retainer of $6,500, $500 for loan committee meetings attended, and $400 for other committee meetings attended. Prior to February 2007, the annual retainer for West Bank directors was $2,400, $350 for each West Bank board meeting, and $300 for other committee meetings attended. Mr. Stanberry and other employees do not receive director’s fees.

The Chairs of the Audit and Compensation Committee receive an additional meeting fee of $100. If there are multiple meetings on one day, the maximum fee paid will be the highest fee for one meeting.

Directors of the Company are eligible to receive grants of restricted stock under the Restricted Stock Compensation Plan. No awards were made under this plan during 2007.

8

The following table sets forth all compensation earned or paid to the directors for services rendered in the fiscal year ended December 31, 2007.

	Fees Paid	Fees Paid	All Other
Name	by Company	by Subsidiary	Compensation (1)	Total

Frank W. Berlin	$12,400	$14,825	$-	$27,225
Wendy L. Carlson	10,350	-	-	10,350
Steven G. Chapman	13,300	16,275	1,526	31,101
Michael A. Coppola	10,400	9,875	-	20,275
Orville E. Crowley	10,900	5,375	7,331	23,606
George D. Milligan	13,900	15,825	400	30,125
Robert G. Pulver	13,200	15,225	480	28,905
Jack G. Wahlig	13,500	9,975	480	23,955
Connie Wimer	12,800	9,425	-	22,225

(1) All other compensation consists of fees normally charged by the West Bank trust department, which were waived for the directors.

Compensation Committee Interlocks and Insider Participation

The members of the Compensation Committee are set forth above. No Committee members have ever been officers or employees of the Company or have been parties to any related-party transaction requiring disclosure.

9

Security Ownership of Certain Beneficial Owners and Executive Officers

The following table contains the shares of Common Stock beneficially owned by each director, by each named executive officer listed in the Summary Compensation Table, and by all directors and executive officers of the Company and subsidiaries (including named executive officers) as a group. The ownership information is as of February 14, 2008.

	Shares Beneficially	Percent of Total
Name	Owned (1) (2)	Shares Outstanding

Frank W. Berlin	46,856	*
Wendy L. Carlson	500	*
Orville E. Crowley (3)	133,258	*
George D. Milligan	1,500	*
Robert G. Pulver (4) (5)	72,845	*
Thomas E. Stanberry (6)	19,685	*
Jack G. Wahlig	-	*
Connie Wimer	28,848	*
Scott D. Eltjes	7,782	*
Douglas R. Gulling	11,563	*
Jeffrey D. Lorenzen	2,325	*
Brad L. Winterbottom	9,362	*
Executive officers and directors as a group (13 persons)	366,760	2.11%

* Indicates less than 1% ownership of outstanding shares.

(1)
Shares “beneficially owned” include shares owned by or for, among others, the spouse and/or minor children of the named individual and any other relative who has the same home address as such individual, as well as other shares with respect to which the named individual has or shares voting or investment power. Beneficial ownership may be disclaimed as to certain of the shares.

(2)
Except as otherwise indicated in the following notes, each named individual owns his or her shares directly, or indirectly through a self-directed IRA or the Company’s employee savings and stock ownership plan, and has sole investment and voting power with respect to such shares.

(3)	Mr. Crowley disclaims any beneficial ownership of 297,675 shares held in his spouse’s name.
(4)	Mr. Pulver disclaims any beneficial ownership of 6,614 shares held in his spouse’s name.
(5)	59,875 of Mr. Pulver’s shares are pledged as security.
(6)	Mr. Stanberry disclaims any beneficial ownership of 495 shares held in his spouse’s name.

Other Beneficial Owners

The following table sets forth certain information on each person known to the Company to be the beneficial owner, as of February 14, 2008, of more than five percent of the Company’s Common Stock.

	Shares Beneficially	Percent of Total
Name and Address	Owned	Shares Outstanding

Columbia Wanger Asset Management, L.P.	1,375,382	7.90%
227 West Monroe Street, Suite 3000
Chicago, IL 60606

The Jay Newlin Trust	1,041,952	5.99%
6165 NW 86th St., #114
Johnston, IA 50131

10

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires that the Company's directors and executive officers and persons who own more than ten percent of the Company's Common Stock file initial reports of ownership and reports of changes of ownership with the SEC and NASDAQ. Reporting persons are required by the SEC regulations to furnish the Company with copies of all Section 16(a) forms they file. The Company has not received any Section 16(a) form indicating that any one person owns more than ten percent of the Company’s stock. The Company does not know of any one Shareholder who owns more than ten percent of the Company’s stock. Based solely on its review of the copies of Section 16(a) forms received from its directors and executive officers and written representations that no other reports were required, the Company believes that all Section 16(a) reports applicable to its directors and officers during 2007 were filed, with one exception. Wendy L. Carson filed a late form for reporting her initial filing requirement.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

The following Compensation Discussion and Analysis describes the material elements of compensation for the Company’s executive officers identified in the Summary Compensation Table (“Named Executive Officers”). The Board’s Compensation Committee makes recommendations to the entire Board concerning Mr. Stanberry’s compensation. The Board approves that compensation. The Compensation Committee, in consultation with Mr. Stanberry, recommends to the Board the compensation for the other Named Executive Officers, except for Mr. Eltjes and Mr. Lorenzen whose base salaries are determined by contract.

The Company’s compensation program is designed to achieve the following objectives:

1.	Create shareholder value through employing talented and motivated employees;
2.
Provide the executive officers market rate compensation for successfully implementing the Company’s Mission Statement and assisting the Board in developing successful strategic direction for the long-term success of the Company; and

3.	Provide the Company the ability to attract and retain qualified key executives.

The factors reviewed and applied by the Compensation Committee while making compensation decisions include:

1.	The financial performance of the Company based on a comparison of actual net income to budgeted net income;
2.	The return on assets and return on equity of the Company or West Bank, as appropriate, exceeding the return on assets and return on equity of its peers by a predetermined percentage;
3.	In the case of all executives except Mr. Stanberry, the Compensation Committee considers his recommendations; and
4.	Leadership, community involvement, and overall quality of contribution to the strategic success of the Company and its affiliates.

The Compensation Committee meets periodically throughout the fiscal year, without the CEO or CFO present, to review compensation trends and the elements of the compensation program. The Committee determines whether the Company’s compensation program is competitive with market compensation offerings by other similar financial service businesses and reviews the financial performance of the Company, its subsidiaries, and the senior executives. In 2007, the Compensation Committee retained the services of Compensation Resources, Inc. (“CRI”) as a compensation consultant. The scope of CRI’s engagement was to advise the Committee on the form of compensation and the range of cash compensation for executive officers in roles similar to Messrs. Stanberry, Gulling, Winterbottom, and Eltjes at businesses similar to the Company. CRI provided the Committee with an analysis of the compensation of financial holding companies, banks and asset management companies with similar size, business models and geographic locations as the Company and its affiliates. CRI reviewed the proxy statements of 49 bank holding companies comparable to West Bancorporation, Inc. based on asset size, market capitalization, and type of business. In addition, CRI reviewed proxy statements where the job criteria of the published job summaries were comparable to the job descriptions of the Company officers.

The analysis found that the cash compensation for Messrs. Stanberry, Gulling, Winterbottom, and Eltjes was of the type and within the range found at the companies reviewed by CRI. The analysis also found the executive officers such as Messrs. Stanberry, Gulling, Winterbottom, and Eltjes in the reviewed companies were customarily eligible for and received non-cash compensation in the form of options, restricted stock or stock appreciation rights.

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The Committee has determined that annual compensation for the Named Executive Officers should be composed of base salary, cash incentive bonus, and traditional benefits, including health care insurance, dental insurance, short and long-term disability insurance, term life insurance, tuition reimbursement, holiday bonus (only for West Bank employees), 401(k) match, paid time off, and wealth accumulation benefits including profit sharing and restricted stock grants, if issued. At this time, no restricted stock grants have been issued.

Each Named Executive Officer’s base salary is determined by reviewing information from various sources, including the analysis of CRI, regarding the base salary paid to key executives in publicly owned financial services organizations of similar size in the Midwest, and is set at a level that is comparable to that of such other key executives. Traditional benefits are based on information available to the Company regarding the type and amount of benefits made available to key executives of similar companies located in the central and eastern Iowa regions. Employee benefits for the Named Executive Officers are the same as the employee benefits for all officers and employees of the Company and its affiliates, and are set at levels the Company believes to be competitive and fair.

Profit sharing (part of the Company’s Employee Savings and Stock Ownership Plan) and cash incentive bonuses are the elements of the compensation program that are most directly tied to the performance of the Company. The amount of the annual profit sharing award is determined by the Board based on annual earnings. In recent years, this amount has been set at seven percent of base salary. In 2007, the profit sharing amount was reduced to five percent based on the performance of the Company and its subsidiaries for 2007. Named Executive Officers receive the same profit sharing contribution as other employees of the Company and its affiliates.

The Named Executive Officers are also eligible to receive a cash incentive bonus payment. The Compensation Committee annually determines the target cash incentive bonus each Named Executive Officer is eligible to receive in the following year. In 2007, the target for the cash incentive bonus was 120%, 50% and 25% of base salary respectively for Messrs. Stanberry, Winterbottom, and Gulling. The target for Mr. Lorenzen was 60% of base salary. Mr. Eltjes’ employment contract does not provide for a cash incentive bonus. Mr. Lorenzen’s cash incentive bonus is related to the specific operations he manages at WB Capital. Awards, if any, may be smaller or greater than the target. At the end of each year, the Compensation Committee reviews its compensation factors and other material information, and determines the percentage of the target cash incentive bonus to actually award Messrs. Stanberry, Winterbottom, and Gulling. The most significant compensation factors applied by the Compensation Committee while determining cash incentive bonuses for Messrs. Stanberry, Winterbottom, and Gulling, and the approximate weight of the factors in the decision, are as follows:

1.	Actual net income as a percentage of budgeted net income on a consolidated basis and by individual subsidiary (85%);
2.	Return on assets exceeding 140 percent of the Company’s peer group average (5%);
3.	Return on equity exceeding 130 percent of the Company’s peer group average (5%); and
4.	Strategic contribution, community involvement, and leadership of the Company (5%).

The peer group consists of all bank holding companies in the United States with total assets between $1 billion and $3 billion.

Based on the goals outlined above, the incentive compensation award for Messrs. Stanberry, Winterbottom, and Gulling would have been approximately 90 percent of the targeted amount. The targeted amounts for 2007 for Messrs. Stanberry, Winterbottom, and Gulling were $300,000, $100,000, and $50,000, respectively. Factor number one was attained at the 90 percent level as a result of actual net income of $18,920,000 compared to budgeted net income of $21,037,000. The other factors were fully attained. The Compensation Committee recommended the actual incentive compensation award be placed at 70 percent of the target, because consolidated net income was 2.5 percent below consolidated net income for 2006. This was a decision reached by the Compensation Committee recognizing that the Company’s performance was in excess of the median metrics for financial holding companies of similar size. The 2007 cash incentive bonuses for Messrs. Stanberry, Winterbottom, and Gulling were recommended by the Compensation Committee and approved by the Board in December 2007 and are listed in the Summary Compensation table on page 15 under “Non-Equity Incentive Plan Compensation.”

Mr. Eltjes’ base salary was determined according to an employment agreement assumed when VMF Capital was purchased by the Company in 2003, as modified in 2006. The base salary for Mr. Lorenzen was determined by the terms of an employment agreement assumed when Investors Management Group was purchased by the Company in 2005. The 2008 base salaries for Messrs. Stanberry, Gulling, and Winterbottom were all recommended by the Compensation Committee and approved by the Board in December 2007.

The Company or its subsidiaries have entered into employment agreements, which include change of control provisions, with Mr. Gulling, Mr. Winterbottom, Mr. Eltjes, and Mr. Lorenzen. A contract between the Company and Mr. Stanberry is under negotiation and the agreements with Mr. Gulling and Mr. Winterbottom are under review. All these agreements are expected to be signed before the Annual Meeting. A Form 8-K will be filed with the SEC following the adoption of the agreements by the Company and their signing by the three individuals. The Form 8-K will be available through a link in the Investor Relations section of the Company’s website (www.westbankiowa.com) and will contain both a summary of the agreements and the full text of the agreements.

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Under the employment agreements between West Bank and Mr. Gulling and Mr. Winterbottom, the Company may terminate their employment for cause or without cause at any time. For this purpose, the term "cause" includes, but is not limited to, a material violation of law or regulation, substantial neglect of duties, action or failure to act which results in a material impairment to West Bank’s safety and soundness, or personal conduct that would materially detract from West Bank’s reputation. In the event of a termination for cause, West Bank would be obligated to pay Messrs. Gulling’s and Winterbottom’s salary through the date of such termination. In the event of termination without cause, West Bank is obligated to pay Messrs. Gulling and Winterbottom salary through the date of termination, salary through the remaining term of the agreement, and an amount equal to one year’s annual base salary.

Messrs. Gulling or Winterbottom may terminate the agreements for Health reasons or for Sufficient Reason. “Sufficient Reason” includes a Change in Control, failure by West Bank to comply with a material provision of the agreement (after notice and opportunity to cure), or relocation or substantial diminution of rank or duties. In the event of termination by Messrs. Gulling or Winterbottom for Health reasons, West Bank is obligated to pay salary for one month. In the event of a termination for Sufficient Reason (other than a Change in Control), West Bank is obligated to pay salary through the date of termination, salary through the remaining term of the agreement, and an amount equal to one year’s annual base salary.

If a Change of Control occurs, Messrs. Gulling or Winterbottom shall receive a lump sum payment of six months of annual compensation within 30 days of the event. If Messrs. Gulling or Winterbottom remain employed for six months after the Change in Control, they will receive six months annual base compensation regardless if they continue employment after that date. If they remain employed for twelve months after a change in Control, they will receive one year’s annual base compensation regardless if they continue employment after that date. Messrs. Gulling or Winterbottom have the option of extending the termination date of their agreement by one year after a Change in Control, under certain circumstances. “Change in Control” means a merger or consolidation of West Bank with another corporation which results in less than 50 percent of the outstanding voting securities of the surviving corporation being owned in the aggregate by the former shareholders of West Bank; or an acquisition by any corporation or group of associated persons of an aggregate of more than 30 percent of the outstanding shares of voting stock of West Bank, coupled with or followed by the election as directors of West Bank of persons who were not directors at the time of such acquisition if such persons shall become a majority of the board of directors of West Bank.

In the event Messrs. Gulling or Winterbottom terminates employment of their own volition, West Bank’s only obligation is to pay salary through the date of voluntary termination. In the event of the death of Messrs. Gulling or Winterbottom, West Bank is obligated to pay three month’s salary. In the event of termination upon disability, Messrs. Gulling or Winterbottom would be eligible for benefits under a broad-based long-term disability policy.

The agreements also contain provisions requiring Messrs. Gulling or Winterbottom to maintain in confidence any confidential information and trade secrets obtained by them during the term of the agreement, and also restricts their employment in competition with West Bank for a period of one year following their termination of employment, unless they are terminated by West Bank.

The agreements with Messrs. Gulling and Winterbottom are for one year terms, which will automatically renew each year for a new one year term, unless timely notice is given.

Under the employment agreement between WB Capital and Mr. Eltjes, WB Capital (or its parent or successor) may terminate his employment with or without cause at any time. For this purpose, the term "cause" includes, but is not limited to, gross misdemeanor, including moral turpitude damaging to WB Capital’s reputation, serious violation of law or regulations, or breach of fiduciary duty. In the event of a termination for cause, we would be obligated to pay only Mr. Eltjes’ salary through the date of such termination. In the event of termination without cause, we are obligated to pay Mr. Eltjes’ base salary through the date of termination and the balance of the term of the agreement.

In the event Mr. Eltjes terminates his employment of his own volition, our only obligation to Mr. Eltjes is to pay his base salary to him through the date of voluntary termination. In the event of Mr. Eltjes’ death or disability, we are obligated to pay base salary up to the date of death or disability. If Mr. Eltjes’ employment is terminated after a Change in Control, we are obligated to pay all base salary as of the date of termination and all base salary for the remaining term of the Agreement. “Change in Control” means a transaction in which at least 50 percent of the voting interests of the entity which is the ultimate owner of WB Capital are acquired.

The agreement with Mr. Eltjes also contains provisions requiring Mr. Eltjes to maintain in confidence any confidential information and trade secrets of the Company obtained by him during the term of the agreement, and also restricts his ability to solicit employees, clients, or work in competition with the Company for a period of one year following his termination of employment with the Company.

13

The agreement with Mr. Eltjes is effective until September 30, 2008, unless terminated earlier and is automatically renewed for one year unless we give notice of nonrenewal in a timely manner.

Under the employment agreement between WB Capital and Mr. Lorenzen, WB Capital (or its parent or successor) may terminate his employment for cause or without cause at any time. For this purpose, the term "cause" includes, but is not limited to, a criminal conviction involving dishonesty, fraud or breach of trust, misconduct in the performance of duties that materially injures WB Capital, or substantial failure to perform duties. In the event of a termination for cause, we would be obligated to pay only Mr. Lorenzen’s base salary through the date of such termination. In the event of termination without cause or termination by the employee for Good Reason within twelve months after a Change in Control, we are obligated to pay Mr. Lorenzen’s base salary through the date of termination, base salary through the term of the agreement, and pro-rated performance bonus. “Good Reason” includes such events as assignment of duties or responsibilities that are substantially nonexecutive or nonmanagerial in nature, requiring him to relocate or have excessive travel or a reduction in base salary. “Change in Control” means a transaction that sells substantially all the assets of WB Capital or its parent or any transfer in which another person acquires 50 percent or more of the combined voting power of the then outstanding securities of WB Capital or its parent.

In the event Mr. Lorenzen terminates his employment of his own volition, our only obligation to Mr. Lorenzen is to pay his base salary to him through the date of voluntary termination. In the event of Mr. Lorenzen’s death, we are obliged to pay a performance bonus pro-rated to the date of death. In the event of disability, Mr. Lorenzen would receive salary until disability benefits begin and a pro-rated performance bonus. Mr. Lorenzen is also eligible for a bonus in the year 2008, consisting of a combination of profit-sharing and cash. The cash component is up to 60 percent of his base salary, dependent upon the profitability of the asset management subsidiary, the entire Company on a consolidated basis, and individual goals to be determined.

The agreement with Mr. Lorenzen also contains provisions requiring Mr. Lorenzen to maintain in confidence any confidential information and trade secrets of the Company obtained by him during the term of the agreement, and also restricts his ability to solicit employees or clients or work in competition with the Company for a period of one year following his termination of employment with the Company, unless Mr. Lorenzen is terminated without cause.

The agreement with Mr. Lorenzen is effective until December 31, 2008, unless terminated earlier and may be mutually renewed for one year terms.

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SUMMARY COMPENSATION TABLE

The following table provides information concerning total compensation earned or paid to the CEO, the CFO and the three other most highly compensated executive officers of the Company for services rendered in the year ended December 31, 2007. These five officers are referred to as the Named Executive Officers in this proxy statement.

In 2007, West Bank paid Messrs. Stanberry, Gulling, and Winterbottom, rather than the Company. Messrs. Eltjes and Lorenzen were paid by WB Capital.

					Non-Equity
					Incentive Plan	All Other
Name and Principal Positions	Year	Salary	Bonus		Compensation (2)	Compensation (3)	Total

Thomas E. Stanberry, Chairman, President and	2007	$250,000	$5,000	(1)	$210,000	$25,228	$490,228
Chief Executive Officer of the Company	2006	250,000	5,000	(1)	276,000	27,762	558,762
Chairman and Chief Executive Officer of West Bank
Chairman of WB Capital Management Inc.

Douglas R. Gulling, Executive Vice President and	2007	$200,000	$4,000	(1)	$35,000	$18,781	$257,781
Chief Financial Officer of the Company	2006	200,000	4,000	(1)	46,000	20,770	270,770
Director and Chief Financial Officer of West Bank
Director and Treasurer of WB Capital Management Inc.

Brad L. Winterbottom, Executive Vice President	2007	$200,000	$4,000	(1)	$70,000	$25,598	$299,598
of the Company	2006	200,000	4,000	(1)	91,000	27,242	322,242
Director and President of West Bank
Director of WB Capital Management Inc.

Scott D. Eltjes, Director and Chief Executive	2007	$209,000	$0		$0	$19,127	$228,127
Officer of WB Capital Management Inc.	2006	209,000	0		0	6,489	215,489

Jeffrey D. Lorenzen, Director, President	2007	$214,100	$84,750		$0	$25,432	$324,282
and Chief Investment Officer of WB Capital	2006	209,000	110,770		0	35,049	354,819
Management Inc.

(1)	Consists of a holiday bonus equal to two percent of annual salary, which is paid to all officers and employees of West Bank.
(2)	Amounts are shown in the year accrued.
(3)
Consists entirely of contributions made by the Company on behalf of the Named Executive Officer to the Company’s Employee Savings and Stock Ownership Plan (including 401(k) match and profit sharing contribution) except for the following amounts for 2007 and 2006, respectively, which represent premiums on group term life insurance coverage: Stanberry - $897 and $897; Gulling - $781 and $770; Winterbottom - $748 and $503; Eltjes - $317 and $219; and Lorenzen $317 and $317; and club dues for Stanberry - $4,081 and $4,865; Winterbottom - $6,850 and $6,739; and Lorenzen - $5,919 and $5,967.

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EQUITY COMPENSATION PLAN INFORMATION

Restricted stock grants were authorized by the Shareholders in 2005; however, no grants have been awarded. The Board has determined that cash compensation paid annually has been in the best interest of the Company to date. If granted in the future, restricted stock grants would be intended as an additional long-term incentive for the Named Executive Officers. The Company does not have a stock option plan.

	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in (a))
Plan category	(a)	(b)	(c)

Equity compensation plans approved by security holders	-	$-	300,000

Equity compensation plans not approved by security holders	-	-	-
Total	-	$-	300,000

POTENTIAL PAYMENTS UPON TERMINATION OR
CHANGE IN CONTROL AS OF DECEMBER 31, 2007

The table below sets forth the payments that could be paid to each of the Named Executive Officers upon a termination of employment. The amounts shown assume that the termination was effective as of the year ended December 31, 2007, and thus include amounts earned through such time and are estimates of the amounts which would be paid out to the executives upon their termination. The actual amounts to be paid out can only be determined at the time of their actual separation from the Company’s subsidiaries.

In addition to the amounts shown below, upon termination of employment for any reason, the Named Executive Officers will be eligible to receive payment of their vested benefits under the Company’s Employee Savings and Stock Ownership Plan. Named Executive Officers are also entitled to COBRA benefits in accordance with applicable federal and state law, and shall be paid for any unused vacation in accordance with applicable federal and state law and Company policy.

Named Executive Officer	Death	Due Cause	Permanent Disability		Without Cause	Termination by Employee for Good or Sufficient Reason	Change of Control
Thomas E. Stanberry	$-	$-	$-	(1)	$-	$-	$-
Douglas R. Gulling (2)	50,000	-	-	(1)	400,000	400,000	400,000
Brad L. Winterbottom (2)	50,000	-	-	(1)	400,000	400,000	400,000
Scott D. Eltjes	-	-	-	(1)	156,750	-	156,750
Jeffrey D. Lorenzen (3)	84,750	-	93,671		298,850	298,850	298,850

(1)	The only disability benefits are those available under a broad-based long-term disability plan.
(2)	Messrs. Gulling and Winterbottom must be employed one-year after the Change in Control to receive full benefits.
(3)	In the event of disability, Mr. Lorenzen would also be eligible for fringe benefits until the Company’s long-term disability insurance benefits become available.

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INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board, at the recommendation of the Audit Committee, approved McGladrey & Pullen, LLP, an independent registered public accounting firm, as the principal accountant for the Company. McGladrey & Pullen, LLP, will conduct the audit of the Company and its subsidiaries for 2008. McGladrey & Pullen, LLP was also the principal accountant and performed the audit in 2007.

A representative from McGladrey & Pullen, LLP will be present at the Annual Meeting. He will have the opportunity to make a statement and will be available to respond to appropriate questions from Shareholders.

Audit Fees

The following table presents fees for professional audit services rendered by McGladrey & Pullen, LLP for the audit of the Company’s annual financial statements for the fiscal years ended December 31, 2007, and 2006, and fees billed for other services rendered by McGladrey & Pullen, LLP and its associated entity, RSM McGladrey, Inc.:

	2007	2006
Audit fees (1)	$177,000	$162,800
Audit-related fees (2)	43,500	21,500
Tax fees (3)	20,000	21,600
All other fees	-	-
Total	$240,500	$205,900

(1)
Audit fees represent fees for professional services provided for the audit of the Company’s annual financial statements, review of the Company’s quarterly financial statements in connection with the filing of current and periodic reports, and reporting on internal controls in accordance with Section 404 of Sarbanes-Oxley.

(2)	Audit-related fees represent the audit of the Company’s profit sharing plan, agreed upon procedures for student lending, and various items on new or pending accounting pronouncements.
(3)	Tax fees represent fees for professional services related to tax compliance, which included preparation of tax returns and tax advice regarding acquisitions, investments, and tax credits.

Independence: The Audit Committee considered whether the non-audit services provided to the Company by McGladrey & Pullen, LLP and its associated entity, RSM McGladrey, Inc., are compatible with maintaining the independence of McGladrey & Pullen, LLP, and concluded that the independence of McGladrey & Pullen, LLP is not compromised by the provision of such services.

The Audit Committee pre-approves all auditing services and permitted non-audit services, including the fees and terms of those services, to be performed for the Company by its independent registered public accounting firm prior to engagement.

GENERAL MATTERS

Transactions with Related Persons

Certain directors and one executive officer of the Company have direct and indirect material interests in loans made by West Bank involving more than $120,000. All of the loans were made in West Bank’s ordinary course of business, on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable loans with other persons not related to West Bank or the Company, and did not involve more than the normal risk of collectibility or present other unfavorable features. None of the loans have been classified as non-accrual, past due, restructured, or potential problem loans.

Mr. Coppola, who, as previously mentioned resigned from the Board of Directors in December 2007, is President and one-third owner of a corporation that leases three buildings to West Bank. Rent for the three branch bank sites was approximately $331,000 in 2007. That amount is less than five percent of the annual consolidated gross revenues of both the Company and Mr. Coppola’s corporation. Each of the properties has a separate lease. Two of the leases expire in 2026 and the third expires in 2030. The Company considers all terms of the leases, including the amount of rent, to be usual and customary in the market place. During 2007, West Bank worked with a local company named SmartyPig, LLC (“SmartyPig”) to develop the banking platform for an innovative, internet-based savings and rewards program developed by SmartyPig. West Bank will hold the deposit accounts for the SmartyPig programs. An entity controlled by Mr. Coppola owns 48 percent of SmartyPig, having made an initial capital contribution of $200,000. In addition, the entity controlled by Mr. Coppola has loaned SmartyPig an additional $480,000. In return for its development efforts, West Bank acquired a 20 percent ownership interest in SmartyPig and West Bank has loaned SmartyPig $200,000. SmartyPig is expected to publicly launch its programs in the first half of 2008.

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The Audit Committee’s Charter requires the Committee to review and approve all related party transactions that must be disclosed. All transactions between the Company or its subsidiaries and any related person, including loans made by West Bank, involving $120,000 or more and the SmartyPig, LLC transaction, are reviewed to determine whether all material facts of the transaction are known to the Committee, the transaction complies with known legal requirements, and the transaction is fair to the Company or its subsidiaries. The Audit Committee completed the required review of the fiscal year 2007 related party transactions and all transactions were approved and ratified.

2009 Shareholder Proposals

In order for any proposals of Shareholders to be presented as an item of business at the Annual Meeting of Shareholders of the Company to be held in 2009, the proposal must be received at the Company's principal executive offices no later than November 10, 2008, and must be limited to 500 words. To be included in the Company’s proxy statement, the Shareholder must be a holder of record or beneficial owner of at least $2,000 in market value of the Company’s shares entitled to be voted on the proposal and have held the shares for at least one year, and shall continue to hold the shares through the date of the meeting. Either the Shareholder, or the Shareholder’s representative who is qualified under state law to present the proposal on his or her behalf, must attend the meeting to present the proposal. Shareholders may not submit more than one proposal. A Shareholder proposal submitted outside the procedures prescribed in Rule 14a-8 under the Securities Exchange Act of 1934 shall be considered untimely unless received not later than January 24, 2009.

Shareholders wishing to recommend names of individuals for possible nomination to the Board may do so according to the following procedures:

1.	Contact the Secretary of the Company to obtain the Board Membership Criteria established by the Board.
2.	Make typewritten submission to the Secretary of the Company naming the proposed candidate and specifically noting how the candidate meets the criteria set forth by the Board.
3.	Submit the recommendation to the Company by 120 days prior to the expected mailing date of the proxy.
4.
Prove the person making the recommendation is a Shareholder who owns shares with a market value of at least $2,000 and who has held those shares for at least one year at the time the submission is made.

5.	If the person being recommended is aware of the submission, he or she must sign a statement so indicating.
6.	If the person being recommended is not aware of the submission, the submitter must explain why.

The written submission must be mailed to:

Corporate Secretary
West Bancorporation, Inc.
1601 22nd Street, Suite 209
West Des Moines, Iowa 50266

Shareholder Communications

It is the general policy of the Board that management speaks for the Company. To the extent Shareholders would like to communicate with a Company representative, they may do so by contacting Doug Gulling, Chief Financial Officer, 1601 22nd Street, Suite 209, West Des Moines, Iowa 50266. Mr. Gulling may be reached by telephone at 515-222-2300 or by email at dgulling@westbankiowa.com.

The Company has a process for Shareholders to send communications to the Board or any of its individual members. Any Shareholder wishing to communicate with one or more Board members should address a written communication to Mr. Gulling at one of the addresses noted above. Mr. Gulling will forward all shareholder communications to the full Board or its individual members as appropriate.

Form 10-K

The Company will provide, when available, a copy of its annual report on Form 10-K as filed with the SEC, without charge to each Shareholder, upon the written or oral request of any such Shareholder. Such request should be directed to the Chief Financial Officer, West Bancorporation, Inc., 1601 22nd Street, West Des Moines, Iowa 50266 or by calling 515-222-2300. The Company’s Form 10-K will also be available on the SEC's internet website at http://www.sec.gov/edgar/searchedgar/webusers.htm and through a link in the Investor Relations section of the Company’s website (www.westbankiowa.com).

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Delivery of Documents to Shareholders Sharing an Address

In some instances, only one annual report or proxy statement is being delivered to two or more Shareholders who share an address. The Company has not received contrary instructions from any Shareholder. However, the Company will promptly deliver additional copies of its annual report or proxy statement to any Shareholder who makes such a request. Any Shareholder who wishes to receive separate copies of the annual report or proxy statement in the future may notify Alice A. Jensen, Corporate Secretary, at 1601 22nd Street, West Des Moines, Iowa 50266, or 515-222-2300. Alternatively, any Shareholders sharing an address who are receiving multiple copies of the annual reports or proxy statements may also notify Ms. Jensen to request delivery of only one copy.

By Order of the Board of Directors,

/s/ Alice A. Jensen

Alice A. Jensen, Secretary

March 7, 2008

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WEST BANCORPORATION, INC.

APPENDIX TO THE PROXY STATEMENT

FISCAL YEAR 2007

This Appendix to the Proxy Statement shall serve as an Annual Report to Shareholders pursuant to Rule 14a-3 of the Securities Exchange Act of 1934.

WEST BANCORPORATION, INC.

GENERAL INFORMATION

West Bancorporation, Inc. (the “Company”) is an Iowa corporation and financial holding company registered under the Bank Holding Company Act of 1956, as amended. The Company was organized and incorporated in 1984 to serve as a holding company for its principal banking subsidiary, West Bank.

West Bank’s operations are conducted primarily within the Des Moines and Iowa City, Iowa, metropolitan areas. The principal sources of revenue are from interest and fees earned on loans, service charges on deposit accounts, trust services, and interest on fixed income securities.

On December 30, 2005, the Company purchased Investors Management Group, Ltd. (“IMG”), an asset management company. In the fourth quarter of 2006, WB Capital Management Inc. (“WB Capital”), a wholly-owned subsidiary, which is a registered investment advisor, merged with IMG and is operating as WB Capital, with offices in West Des Moines and Coralville, Iowa. WB Capital provides portfolio management services to high net worth individuals, retirement plans, corporations, public funds, mutual funds, foundations, and endowments.

West Bancorporation Capital Trust I (the “Trust”) was formed in 2003 for the purpose of issuing trust preferred securities. The Trust is recorded on the books of the Company using the equity method of accounting.

The Company’s stock trades on the NASDAQ Global Market under the symbol WTBA.

DIRECTORS AND EXECUTIVE OFFICERS

The following table sets forth summary information about the directors and executive officers of the Company and certain executive officers of West Bank and WB Capital Management Inc.

Position with Company, West Bank or WB Capital Management Inc.
Name	and/or Principal Occupation

Frank W. Berlin	Director of Company and Bank;
President, Frank W. Berlin & Associates,
West Des Moines, Iowa

Wendy L. Carlson	Director of Company;
Chief Financial Officer and General Counsel,
American Equity Investment Life Holding Company,
West Des Moines, Iowa

Orville E. Crowley	Director of Company;
President and Chief Operating Officer,
Linden Lane Farms Company, Cumming, Iowa

George D. Milligan	Director of Company and Bank;
President, The Graham Group, Inc.,
Des Moines, Iowa

Robert G. Pulver	Director of Company and Bank;
President and Chief Executive Officer,
All-State Industries, Inc., West Des Moines, Iowa

Thomas E. Stanberry	Chairman, President and Chief Executive Officer of the Company;
Chairman and Chief Executive Officer of West Bank;
Chairman of WB Capital Management Inc.

Jack G. Wahlig	Director of Company and Bank;
President, Integrus Financial, L.C.,
West Des Moines, Iowa

Connie Wimer	Director of Company and Bank;
Chairman, Business Publications Corporation,
Des Moines, Iowa

Scott D. Eltjes	Director and Chief Executive Officer of WB Capital Management Inc.

Douglas R. Gulling	Executive Vice President and Chief Financial Officer of the Company;
Director and Chief Financial Officer of West Bank;
Director and Treasurer of WB Capital Management Inc.

Jeffrey D. Lorenzen	Director, President and Chief Investment Officer of
WB Capital Management Inc.

Sharen K. Surber	Executive Vice President of West Bank

Brad L. Winterbottom	Executive Vice President of the Company;
Director and President of West Bank;
Director of WB Capital Management Inc.

WEST BANCORPORATION, INC. AND SUBSIDIARIES
SELECTED FINANCIAL DATA

	Years Ended December 31
(in thousands, except per share amounts)	2007	2006	2005	2004	2003
Operating Results
Interest income	$82,027	$79,736	$63,475	$49,599	$43,461
Interest expense	43,823	40,669	25,102	13,952	11,139
Net interest income	38,204	39,067	38,373	35,647	32,322
Provision for loan losses	2,350	1,725	1,775	1,200	850
Net interest income after provision for loan losses	35,854	37,342	36,598	34,447	31,472
Noninterest income	16,052	15,871	11,517	10,706	9,305
Noninterest expense	24,510	24,678	18,645	16,968	14,694
Income before income taxes	27,396	28,535	29,470	28,185	26,083
Income taxes	8,476	9,128	9,395	9,571	8,800
Net income	$18,920	$19,407	$20,075	$18,614	$17,283

Dividends and Per Share Data
Cash dividends	$11,224	$10,956	$10,689	$10,484	$10,279
Cash dividends per share	0.640	0.625	0.610	0.595	0.580
Basic earnings per share	1.08	1.11	1.14	1.06	0.98

Average common shares outstanding	17,536	17,537	17,537	17,599	17,706

Year End Balances
Total assets	$1,339,968	$1,268,536	$1,244,380	$1,148,435	$1,000,612
Investment securities	237,378	261,578	274,719	347,052	274,913
Loans	985,423	904,422	867,504	725,845	599,355
Allowance for loan losses	(8,935)	(8,494)	(7,615)	(6,527)	(5,975)
Deposits	910,925	925,334	944,893	865,932	705,074
Long-term borrowings	123,619	106,019	99,188	101,893	106,024
Stockholders' equity	121,606	113,812	104,521	97,620	92,896

Equity to assets ratio	9.08%	8.97%	8.40%	8.50%	9.28%

	Years Ended December 31
(dollars in thousands)	2007	2006	2005	2004	2003

Net income	$18,920	$19,407	$20,075	$18,614	$17,283
Average assets	1,309,119	1,298,410	1,192,208	1,066,511	932,907
Average stockholders' equity	116,683	107,345	100,392	94,209	88,742
Return on assets (net income divided by average assets)	1.45%	1.49%	1.68%	1.75%	1.85%
Return on equity (net income divided by average equity)	16.21%	18.08%	20.00%	19.76%	19.48%
Efficiency ratio (noninterest expense divided by noninterest income plus taxable equivalent net interest income)	43.91%	43.42%	36.22%	35.78%	34.78%
Dividend payout ratio (dividends paid divided by net income)	59.32%	56.45%	53.25%	56.32%	59.26%
Equity to assets ratio (average equity divided by average assets)	8.91%	8.27%	8.42%	8.83%	9.51%

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
(dollars in thousands)

INTRODUCTION

The following discussion is provided for the consolidated operations of the Company, which includes its wholly-owned banking subsidiary, West Bank, and its wholly-owned investment advisory subsidiary, WB Capital. The purpose of this discussion is to focus on significant factors affecting the Company’s financial condition and results of operations.

"SAFE HARBOR" STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT

The information contained in this report may contain forward-looking statements about the Company’s growth and acquisition strategies, new products and services, and future financial performance, including earnings and dividends per share, return on average assets, return on average equity, efficiency ratio and capital ratio. Certain statements in this report constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including statements preceded by, followed by or that include the words “believes,” “expects,” “should,” or “anticipates,” or references to estimates or similar expressions. Such forward-looking statements are based upon certain underlying assumptions, risks and uncertainties. Because of the possibility of change in the underlying assumptions, actual results could differ materially from these forward-looking statements. Risks and uncertainties that may affect future results include: interest rate risk; competitive pressures; pricing pressures on loans and deposits; changes in credit and other risks posed by the Company’s loan and investment portfolios, including declines in commercial or residential real estate values or changes in the allowance for loan losses dictated by new market conditions or regulatory requirements; actions of bank and non-bank competitors; changes in local and national economic conditions; changes in regulatory requirements, including actions of the Securities and Exchange Commission and/or the Federal Reserve Board; and customers’ acceptance of the Company’s products and services. The Company undertakes no obligation to revise or update such forward-looking statements to reflect current events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

CRITICAL ACCOUNTING POLICIES

The “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and disclosures included within this report, are based on the Company’s audited consolidated financial statements. These statements have been prepared in accordance with accounting principles generally accepted in the United States of America. The financial information contained in these statements is based on the financial effects of transactions and events that have already occurred. However, the preparation of these statements requires management to make certain estimates and judgments that affect the reported amounts of assets, liabilities, revenues, and expenses.

The Company’s significant accounting policies are described in the “Notes to Consolidated Financial Statements.” Based on its consideration of accounting policies that involve the most complex and subjective estimates and judgments, management has identified its most critical accounting policy to be that related to the allowance for loan losses.

The allowance for loan losses is established through a provision for loan losses charged to expense. Loans are charged against the allowance for loan losses when management believes that collectibility of the principal is unlikely. The Company has policies and procedures for evaluating the overall credit quality of its loan portfolio, including timely identification of potential problem loans. On a quarterly basis, management reviews the appropriate level for the allowance for loan losses incorporating a variety of risk considerations, both quantitative and qualitative. Quantitative factors include the Company’s historical loss experience, delinquency and charge-off trends, collateral values, known information about individual loans, and other factors. Qualitative factors include the general economic environment in the Company’s market areas and the expected trend of those economic conditions. To the extent actual results differ from forecasts and management’s judgment, the allowance for loan losses may be greater or less than future charge-offs.

RESULTS OF OPERATIONS – 2007 COMPARED TO 2006

OVERVIEW

Net income for the year ended December 31, 2007, was $18,920, compared to $19,407 for 2006. Earnings per share were $1.08 in 2007 compared to $1.11 in 2006. Net income declined due to lower net interest income and a higher provision for loan losses.

The Company’s return on average equity (ROE) was 16.21 percent in 2007, compared to 18.08 percent in 2006. The return on average assets (ROA) was 1.45 percent, compared to 1.49 percent for the prior year.

The $487 decline in net income in 2007 compared to 2006 included a reduction in West Bank net income by $511, while net income from WB Capital was $303 higher. Expenses at the holding company account for the remaining decline in net income. West Bank’s net income was lower due to lower net interest income and a higher provision for loan losses. Net interest income declined in 2007 compared to 2006 because the cost of funds increased more than the yield on earning assets. Net income at WB Capital increased because of cost savings realized after WB Capital and IMG merged in late 2006.

The provision for loan losses was $2,350 in 2007, compared to $1,725 for 2006. Net loans charged off totaled $1,909 in 2007, compared to $846 in 2006. Of the total net charge-offs in 2007, $1.2 million occurred in the fourth quarter. The higher net charge-offs in the fourth quarter were primarily related to one customer. The customer, who is a real estate developer, informed West Bank it was ceasing operations. The customer’s operating line of credit with an outstanding balance of approximately $0.8 million was charged off.

The Company has consistently used the efficiency ratio to measure productivity. This ratio is computed by dividing noninterest expense by the sum of tax-equivalent net interest income plus noninterest income (excluding gains and losses from the sale of securities). For the year ended December 31, 2007, the Company’s efficiency ratio was 43.91 percent, up slightly from the prior year’s ratio of 43.42 percent. This ratio for both years is significantly better than peer group averages, which are generally around 60 percent according to data in the September 2007 Bank Holding Company Performance Report, a report prepared by the Federal Reserve Board’s Division of Banking Supervision and Regulation.

Net Interest Income

Net interest income declined $863 or 2.2 percent to $38,204 for 2007 as an increase in loan volume was more than offset by increases in deposit and borrowing rates. The average yield on earning assets increased 14 basis points, while the average rate on interest-bearing liabilities increased 30 basis points. The net interest spread, which is the difference between the yield earned on assets and the rate paid on liabilities, declined to 2.50 percent from 2.66 percent a year earlier. Net interest margin, which is tax-equivalent net interest income as a percent of average earning assets, was 3.28 percent in 2007, down from 3.38 percent in 2006. During most of 2007, the yield curve was flat or inverted, which means that long-term rates were similar to or lower than short-term rates. While the yield curve had begun to return to a more traditional slope by the end of 2007 (meaning that long-term rates are higher than short-term rates), the Federal Reserve’s 125 basis point drop in the targeted fed funds rate in January 2008 will continue to put pressure on the net interest margin. In the short term (less than six months), the Company has more assets with variable interest rates than it has liabilities with variable interest rates. Generally, this means net interest income will decline in the short run.

Loan Growth/Loan Quality

At December 31, 2007, total loans increased approximately $81 million to $985 million from $904 million a year earlier. Most of the growth came in commercial and commercial real estate loans. Non-performing loans at December 31, 2007, totaled $5,877 or 0.60 percent of total loans. At December 31, 2006, non-performing loans totaled $650 or 0.07 percent of total loans. Non-performing loans include loans on non-accrual status, loans that have been renegotiated to below market interest rates or terms (of which there were none), and loans past due 90 days or more. As discussed further under the “Summary of the Allowance for Loan Losses” section of this report, three borrowers accounted for the majority of the increase in non-accrual loans.

The allowance for loan losses, which totaled $8,935, represented 152.0 percent of non-accrual loans and loans past due more than 90 days at the end of 2007, compared to 1,307 percent for 2006. The provision for loan losses totaled $2,350 for 2007, up from $1,725 for 2006. The Company’s net charge-offs as a percent of average loans were 0.20 percent for 2007 compared to 0.09 percent for 2006. The amount of loans charged off in 2007 totaled $2,142 compared to $1,140 in 2006. Recoveries in 2007 from loans previously charged off were $233, down from $294 in the prior year.

The allowance for loan losses represents a reserve available to absorb probable loan losses within the loan portfolio as of December 31, 2007. The allowance is based on management’s judgment after considering various factors such as the current and anticipated economic environment, historical loan loss experience, and evaluation of individual loans.

Management believed the allowance for loan losses at December 31, 2007, was sufficient to absorb probable loan losses within the portfolio.

Noninterest Income

The following table shows the variance from the prior year in the noninterest income categories shown in the Consolidated Statements of Income. In addition, accounts within the “Other income” category that represent significant variances are shown.

(in thousands)
	Years ended December 31
Noninterest income:	2007	2006	Change	Change-%
Service charges on deposit accounts	$4,794	$4,821	$(27)	-0.56%
Trust services	758	767	(9)	-1.17%
Investment advisory fees	7,920	8,040	(120)	-1.49%
Increase in cash value of bank-owned life insurance	890	857	33	3.85%
Net realized gains (losses) on sales of securities	5	(171)	176	102.92%
Other income:
Debit card usage fees	346	237	109	45.99%
VISA/MasterCard income	199	166	33	19.88%
Check printing fees	131	150	(19)	-12.67%
Gain on sale of residential mortgages	161	81	80	98.77%
Other loan fees	49	69	(20)	-28.99%
Gain on sale of fixed assets	15	112	(97)	-86.61%
All other income	784	742	42	5.66%
Total other income	1,685	1,557	128	8.22%
Total noninterest income	$16,052	$15,871	$181	1.14%

Service charges on deposit accounts declined slightly because of a lower amount of fees collected from the retail sector. Return check charges, while increasing overall for 2007 compared to 2006, declined in the last half of 2007 as some customers more closely monitored their account balances to avoid fees.

Investment advisory fees are fees earned by WB Capital. The decline in investment advisory fees during 2007 compared to 2006 was primarily due to lower fees from the Vintage mutual funds as a result of lower asset levels in the funds.

The Company recognized losses from the sale of investment securities in 2006 as lower yielding investments were sold with the proceeds being reinvested at higher yields. Debit card usage fees continued to increase as a result of higher usage of this convenient payment method. The Company is developing additional product offerings which are expected to add to this revenue source. VISA/MasterCard income increased as a result of the fees earned on an additional volume of cards issued, along with a rate increase in July 2006 on lower performing merchants. Check printing fees declined as customers continue to increase utilization of all forms of electronic payments, thus reducing the frequency of ordering checks.

The volume of originations of residential mortgages sold into the secondary market began to increase in 2007 because one experienced staff member was hired in May 2007, and is devoted to this line of business on a full-time basis. As a result, the average income per residential loan increased approximately 36 basis points in 2007 compared to 2006. The volume in this line of business is expected to continue to grow in 2008 due to this staff member’s continued efforts, the hiring of an additional experienced originator in January, 2008, and the drop in market rates for residential mortgages in January, 2008. The volume of homeowners refinancing their current home mortgage debt is expected to grow as consumers take advantage of lower rates.

Other loan fees for 2006, included a one-time fee for the origination of a loan on behalf of an insurance company. The gain on sale of fixed assets in 2006 consisted of the gain recognized on the sale of one of the Bank’s branch offices. The office was relocated to a new leased facility in a higher traffic area of the Des Moines metropolitan area. Other income for 2007 included $36 of discounts received on the purchase of Iowa wind energy and enterprise zone tax credits. This source of revenue is expected to increase in 2008.

Noninterest Expense

The following table shows the variance from the prior year in the noninterest expense categories shown in the Consolidated Statements of Income. In addition, accounts within the “Other expense” category that represent significant variances are shown.

(in thousands)
	Years ended December 31
Noninterest expense:	2007	2006	Change	Change-%
Salaries and employee benefits	$13,560	$13,937	$(377)	-2.71%
Occupancy	3,579	3,433	146	4.25%
Data processing	1,912	1,920	(8)	-0.42%
Other expenses:
Insurance	266	253	13	5.14%
Marketing	457	554	(97)	-17.51%
Business development	348	287	61	21.25%
Professional fees	703	672	31	4.61%
Consulting fees	228	206	22	10.68%
Director fees	270	155	115	74.19%
Loss on disposal of fixed assets	50	15	35	233.33%
Other real estate owned expense	(259)	(1)	(258)	N/A
Intangible amortization	856	884	(28)	-3.17%
Recruitment fees	77	37	40	108.11%
All other expenses	2,463	2,326	137	5.89%
Total other expenses	5,459	5,388	71	1.32%
Total noninterest expense	$24,510	$24,678	$(168)	-0.68%

The decline in salaries and employee benefits resulted from a reduction in full-time equivalent employees due to certain positions that were eliminated and other positions experiencing turnover, and a reduction in certain benefit expenses. Several business development staff members were hired during the third quarter of 2007, which is expected to result in higher salary and benefits expenses in 2008.

Occupancy expenses were higher in 2007 because of the relocation of one of the Des Moines metropolitan branches to a rented facility during the third quarter of 2006 and the rental of additional space for certain West Bank operational departments. The Company continues to market excess space available in the facility in which WB Capital is located in West Des Moines. There were savings realized by relocating the Cedar Rapids office of WB Capital to the Coralville bank office during the second quarter of 2007. A site for a new office in the Des Moines metropolitan area has been identified and a lease is under negotiation.

Insurance expense increased as the Company’s directors and officers policy renewed in the third quarter of 2007. Marketing expenses for 2006 included costs related to the previously mentioned relocation of a branch office and several targeted advertising campaigns. Business development costs during the same time period increased due to continued efforts to increase and expand current and new customer relationships.

Professional fees increased in 2007 as fees for external and outsourced internal audit fees continued to increase. Consulting fees grew due to the retention of a firm to advise the Company’s Compensation Committee of the Board of Directors on executive compensation issues. Director fees increased in 2007 compared to 2006 as the result of an increase in quarterly retainer and meeting fees, which had not increased for several years. The loss on disposal of fixed assets in 2007 was primarily related to relocating the Cedar Rapids office of WB Capital. Other real estate owned expense has declined as a result of selling several repossessed properties at gains. One sale of farmland in eastern Iowa resulted in a gain of $272. Due to the current tight job market, recruitment fees were paid to executive search firms in 2007 related to the hiring of the business development staff members mentioned above.

Noninterest expense for 2008 is expected to increase as a result of the re-establishment of the FDIC assessment. In 2007, a one-time assessment credit was allocated to all eligible financial institutions. The Company expects West Bank’s credit to be fully utilized prior to the end of the first quarter of 2008. The expected increase in expense for 2008 is approximately $385.

Income Taxes

The Company records a provision for income taxes currently payable, along with a provision for those taxes payable in the future. Such deferred taxes arise from differences in the timing of certain items for financial statement reporting compared to income tax reporting. The effective income tax rate differs from the federal statutory income tax rate primarily due to tax-exempt interest income, the tax-exempt increase in cash value of bank-owned life insurance, disallowed interest expense, tax deductible dividends paid into the employee savings and stock ownership plan, and state income taxes. In 2007, the effective tax rate was also impacted by West Bank’s investment in a qualified community development entity which allowed the Bank to be eligible for a Federal new market tax credit. The credit, which totals $2,730, will be recognized over a seven-year period. The effective rate of income tax expense as a percent of income before income taxes was 30.9 percent for 2007, compared to 32.0 percent for 2006. The federal income tax expense was approximately $7,378 and $7,783 for 2007 and 2006, respectively, while state income tax expense was approximately $1,098 and $1,345, respectively.

RESULTS OF OPERATIONS – 2006 COMPARED TO 2005

OVERVIEW

For the year ended December 31, 2006, the Company recorded net income of $19,407, a decline of 3.3 percent from net income of $20,075 in 2005. Earnings per share were $1.11 in 2006 compared to $1.14 in 2005. The decline was primarily due to lower net income from WB Capital and the interest expense associated with the debt incurred to fund the acquisition of IMG.

The Company’s ROE was 18.08 percent, compared to 20.00 percent in 2005. The ROA was 1.49 percent in 2006, compared to 1.68 percent for the prior year.

The flattening yield curve during 2006 caused the net interest margin to decline 24 basis points from 2005. The decline was the result of the cost of short-term borrowings and jumbo certificates of deposit rising more than the yields on the loan and investment portfolios.

Year-to-date noninterest income was higher than the prior year, primarily due to investment advisory fees associated with acquiring IMG.

Year-to-date noninterest expense was 32 percent higher than 2005, primarily due to expenses associated with IMG.

For the year ended December 31, 2006, the Company’s efficiency ratio was 43.42 percent, up from the prior year’s ratio of 36.22 percent.

Net Interest Income

Net interest income increased 1.8 percent to $39,067 for 2006, primarily due to the increase in loan volume. Average loans grew by 17 percent. The average yield on earning assets increased 86 basis points, while the average rate on interest-bearing liabilities increased 127 basis points. The net interest spread declined to 2.66 percent from 3.07 percent a year earlier. Net interest margin was 3.38 percent in 2006, down from 3.62 percent in 2005.

Loan Growth/Loan Quality

At December 31, 2006, total loans increased approximately $36 million to $904 million, from $868 million a year earlier. Most of the growth came in commercial, construction, and commercial real estate loans. Loan quality was good with non-performing loans at December 31, 2006, totaling $650 or .07 percent of total loans. At December 31, 2005, non-performing loans totaled $4,912 or 0.57 percent of total loans.

The allowance for loan losses, which totaled $8,494, represented 1,307 percent of non-accrual loans and loans past due more than 90 days at the end of 2006, compared to 155 percent for 2005. The provision for loan losses totaled $1,725 for 2006, down from $1,775 for 2005. The Company’s net charge-offs as a percent of average loans were 0.09 percent for 2006, the same as 2005. The amount of loans charged off in 2006 totaled $1,140 compared to $823 in 2005. Recoveries in 2006 from loans previously charged off were $294, up from $136 in the prior year.

Management considered the allowance for loan losses at December 31, 2006, sufficient to absorb probable loan losses within the portfolio.

Noninterest Income

The following table shows the variance from the prior year in the noninterest income categories shown in the Consolidated Statements of Income. In addition, accounts within the “Other income” category that represent significant variances are shown.

(in thousands)
	Years ended December 31
Noninterest income:	2006	2005	Change	Change-%
Service charges on deposit accounts	$4,821	$4,660	$161	3.45%
Trust services	767	820	(53)	-6.46%
Investment advisory fees	8,040	3,349	4,691	140.07%
Increase in cash value of bank-owned life insurance	857	843	14	1.66%
Net realized gains (losses) on sales of securities	(171)	291	(462)	-158.76%
Other income:
Debit card usage fees	237	194	43	22.16%
VISA/MasterCard income	166	132	34	25.76%
ATM surcharge fees	69	86	(17)	-19.77%
Check printing fees	150	142	8	5.63%
Gain on sale of residential mortgages	81	119	(38)	-31.93%
Other loan fees	69	178	(109)	-61.24%
Gain on sale of fixed assets	112	-	112	N/A
All other income	673	703	(30)	-4.27%
Total other income	1,557	1,554	3	0.19%
Total noninterest income	$15,871	$11,517	$4,354	37.80%

Service charges on deposit accounts increased slightly because of implementation of pricing changes for returned check charges in the third quarter of 2006. Service charges collected on commercial accounts declined slightly from the prior year as higher earnings credits reduced those fees. Income from trust services was down. Certain types of trusts, such as estates, can cause fluctuations in earned fees.

The significant increase in investment advisory fees in the current year was due to the acquisition of IMG on the last day of 2005. The two subsidiaries were merged in the fourth quarter of 2006. Revenue from the combined company did not meet expectations, as the time involved in merging the two companies detracted from new sales efforts. Combining the two companies will allow for more effective client service.

The Company recognized losses from the sale of investment securities in 2006 as lower yielding investments were sold, with the proceeds being reinvested at higher yields. The increase in VISA/MasterCard income was due to increases in customer usage. The increase in debit card usage fees was the result of higher volumes. The decline in the ATM card usage fees was due to changes in behavior as non-customers seek to avoid surcharges when using an ATM. Gains from sale of residential mortgages originated for sale in the secondary market were down because increases in market interest rates have reduced the volume of originations. Noninterest-related loan fees in 2005 included the recognition of a fee for a loan commitment that was terminated by a customer. The gain on the sale of fixed assets represents the gain recognized in the fourth quarter of 2006 on the sale of one of the Bank’s branch offices, which was relocated to a new leased facility.

Noninterest Expense

The following table shows the variance from the prior year in the noninterest expense categories shown in the Consolidated Statements of Income. In addition, accounts within the “Other expense” category that represent significant variances are shown.

(in thousands)
	Years ended December 31
Noninterest expense:	2006	2005	Change	Change-%
Salaries and employee benefits	$13,937	$10,308	$3,629	35.21%
Occupancy	3,433	2,497	936	37.48%
Data processing	1,920	1,428	492	34.45%
Other expenses:
Insurance	253	160	93	58.13%
Marketing	554	369	185	50.14%
Business development	287	250	37	14.80%
Professional fees	672	531	141	26.55%
Consulting fees	206	284	(78)	-27.46%
Intangible amortization	884	339	545	160.77%
All other expenses	2,532	2,479	53	2.14%
Total other expenses	5,388	4,412	976	22.12%
Total noninterest expense	$24,678	$18,645	$6,033	32.36%

The increase in salaries and employee benefits included compensation and benefits for approximately 24 employees related to the acquisition of IMG, approximately 15 more employees at West Bank in 2006 than in the prior year due to growth of the bank, annual compensation adjustments, and higher medical insurance premiums.

Occupancy expenses were higher in 2006 because of one additional location related to IMG and increased depreciation expense related to remodeling projects, including furniture and equipment purchases throughout the Company. Early in the year the Clive office of WB Capital was relocated to the same facility as IMG, and began using space that was already leased. A charge of approximately $32 was recorded to occupancy expense in the second quarter of 2006 as a result of terminating the former Clive office lease. In the third quarter, one of the Des Moines metropolitan branches was relocated to a new leased facility in a higher traffic location.

Data processing expense and insurance expense were higher primarily due to the acquisition of IMG. Marketing and business development related costs increased as a result of significant efforts to increase and expand current and new customer relationships at the Bank and at WB Capital.

Professional fees increased due to the acquisition of IMG, higher audit fees, and higher legal fees. Consulting fees for 2006 included expenses incurred by IMG, but have declined as 2005 expense included fees for implementation of software programs to assist with asset-liability management and profitability measurement. Intangible amortization increased as the result of recording client base and employment/noncompete intangibles in the acquisition of IMG.

Income Taxes

The effective rate of income tax expense as a percent of income before income taxes was 32.0 percent for 2006, compared to 31.9 percent for 2005. The federal income tax expense was approximately $7,783 and $8,089 for 2006 and 2005, respectively, while state income tax expense was approximately $1,345 and $1,306, respectively. During 2005, management determined that with the acquisition of IMG, the Company will be able to utilize the existing state operating loss carryforwards. The valuation allowance was recognized as a reduction in tax expense in December 2005.

DISTRIBUTION OF ASSETS, LIABILITIES AND STOCKHOLDERS’ EQUITY; INTEREST RATES; AND INTEREST DIFFERENTIAL

Average Balances and an Analysis of Average Rates Earned and Paid

The following tables show average balances and interest income or interest expense, with the resulting average yield or rate by category of average earning assets or interest-bearing liability. Interest income and the resulting net interest income are shown on a fully taxable basis.

(dollars in thousands)
	2007			2006			2005
	Average Balance	Revenue/ Expense	Yield/ Rate	Average Balance	Revenue/ Expense	Yield/ Rate	Average Balance	Revenue/ Expense	Yield/ Rate
Assets
Interest-earning assets:
Loans: (2) (3)
Commercial	$352,176	$27,574	7.83%	$343,659	$26,534	7.72%	$278,135	$18,078	6.50%
Real estate (1)	579,249	41,890	7.23%	560,673	39,971	7.13%	492,283	31,624	6.42%
Consumer and other loans	14,244	1,034	7.26%	14,660	1,026	7.00%	14,746	962	6.53%
Total loans	945,669	70,498	7.45%	918,992	67,531	7.35%	785,164	50,664	6.45%

Investment securities:
Taxable	165,683	7,758	4.68%	172,265	7,925	4.60%	210,966	8,957	4.25%
Tax-exempt (1)	86,794	4,581	5.28%	98,219	5,105	5.20%	102,049	5,317	5.21%
Total investment securities	252,477	12,339	4.89%	270,484	13,030	4.82%	313,015	14,274	4.56%

Federal funds sold and other short-term investments	14,534	752	5.17%	17,465	903	5.17%	12,211	412	3.37%
Total interest-earning assets (1)	1,212,680	83,589	6.89%	1,206,941	81,464	6.75%	1,110,390	65,350	5.89%

Noninterest-earning assets:
Cash and due from banks	29,766			28,831			34,393
Premises and equipment, net	5,303			5,511			4,632
Other, less allowance for loan losses	61,370			57,127			42,793
Total noninterest-earning assets	96,439			91,469			81,818
Total assets	$1,309,119			$1,298,410			$1,192,208

Liabilites and Stockholders' Equity
Interest-bearing liabilities:
Deposits:
Savings, interest-bearing demand, and money markets	$304,138	8,948	2.94%	$306,254	7,912	2.58%	$333,507	5,482	1.64%
Time deposits	418,869	21,203	5.06%	498,455	23,557	4.73%	333,912	10,459	3.13%
Total deposits	723,007	30,151	4.17%	804,709	31,469	3.91%	667,419	15,941	2.39%
Other borrowed funds	274,721	13,672	4.98%	189,967	9,200	4.84%	223,346	9,161	4.10%
Total interest-bearing liabilities	997,728	43,823	4.39%	994,676	40,669	4.09%	890,765	25,102	2.82%

Noninterest-bearing liabilities:
Demand deposits	180,965			186,894			194,957
Other liabilities	13,743			9,495			6,094
Stockholders' equity	116,683			107,345			100,392

Total liabilities and stockholders' equity	$1,309,119			$1,298,410			$1,192,208

Net interest income/net interest spread (1)		$39,766	2.50%		$40,795	2.66%		$40,248	3.07%
Net interest margin (1)			3.28%			3.38%			3.62%

1
Tax-exempt income has been adjusted to a tax-equivalent basis using an incremental rate of 35% and is adjusted to reflect the effect of the nondeductible interest expense associated with owning tax-exempt investments.

2	Average loan balances include non-accrual loans. Interest income on non-accrual loans has been excluded.
3	Interest income on loans includes amortization of loan fees and costs, which are not material.

Net Interest Income

The Company’s largest component of net income is net interest income, which is the difference between interest earned on earning assets that are primarily loans and investments and interest paid on interest-bearing liabilities that are primarily deposits and borrowings. Fluctuations in net interest income can result from the combination of changes in the balances of asset and liability categories and changes in interest rates. Interest rates earned and paid are also affected by general economic conditions, particularly changes in market interest rates, and by competitive factors, government policies, and the action of regulatory authorities. Tax-equivalent net interest income divided by average earning assets is referred to as net interest margin. For the years ending December 31, 2007, 2006 and 2005, the Company’s net interest margin was 3.28 percent, 3.38 percent and 3.62 percent, respectively.

Analysis of Changes in Interest Differential

The following table sets forth, on a tax-equivalent basis, a summary of the changes in net interest income due to changes in asset and liability volumes and due to changes in interest rates.

VOLUME AND YIELD/RATE VARIANCE (1)
(in thousands and on a tax-equivalent basis)
	2007 Compared to 2006			2006 Compared to 2005
	Volume	Rate	Total	Volume	Rate	Total
Interest Income
Loans: (2)
Commercial	$663	$377	$1,040	$4,704	$3,752	$8,456
Real estate (3)	1,338	581	1,919	4,663	3,684	8,347
Consumer and other loans	(30)	38	8	(6)	70	64
Total loans (including fees)	1,971	996	2,967	9,361	7,506	16,867

Investment securities:
Taxable	(306)	139	(167)	(1,737)	705	(1,032)
Tax-exempt (3)	(602)	78	(524)	(199)	(13)	(212)
Total investment securities	(908)	217	(691)	(1,936)	692	(1,244)

Federal funds sold and other short-term investments	(152)	1	(151)	219	272	491
Total interest income (3)	911	1,214	2,125	7,644	8,470	16,114

Interest Expense
Deposits:
Savings, interest-bearing demand, and money markets	(55)	1,091	1,036	(480)	2,910	2,430
Time deposits	(3,946)	1,592	(2,354)	6,444	6,654	13,098
Total deposits	(4,001)	2,683	(1,318)	5,964	9,564	15,528
Other borrowed funds	4,211	261	4,472	(1,481)	1,520	39
Total interest expense	210	2,944	3,154	4,483	11,084	15,567
Net interest income (3)	$701	$(1,730)	$(1,029)	$3,161	$(2,614)	$547

1	The change in interest that is due to both volume and rate changes have been allocated to the change due to volume and the change due to rate in proportion to the absolute value of the change in each.
2	Balances of non-accrual loans have been included for computational purposes.
3
Tax-exempt income has been converted to a tax-equivalent basis using a federal income tax rate of 35% and is adjusted for the effect of the nondeductible interest expense associated with owning tax-exempt investments.

The Company’s tax-equivalent net interest income for 2007 was $1,029 or 2.5 percent lower than in 2006, as the relatively flat yield curve, where short-term interest rates are not significantly lower than long-term rates, negatively impacted the net interest margin. In addition, the Federal Reserve reduced the federal funds rate by 50 basis points in September 2007, 25 basis points in October 2007, and 25 basis points in December 2007. These reductions caused the first market changes in prime rate since June 2006, when rates were increased. West Bank’s prime rate was lowered accordingly. Approximately one half of the bank’s loan portfolio is priced on a variable basis using the prime rate benchmark. Interest paid on deposits generally declines more gradually.

As seen in the tables above, rates paid on deposits in 2007 increased to 4.17 percent from 3.91 percent in 2006. This rate increase was primarily the result of the shift in funds from money market and savings accounts to a market rate interest-bearing checking account and certificates of deposits. Customers have made these transfers to maximize earnings. The reduction in average time deposits in 2007 compared to 2006 was primarily due to using fewer wholesale certificates of deposit as a source of funding loan growth.

The average rate paid on other borrowed funds increased 14 basis points compared to 2006, while the average balance increased approximately $84.8 million and the mix of borrowings changed significantly. Overnight borrowings in the form of federal funds purchased from correspondent banks and securities sold under agreements to repurchase averaged $55.9 million more in 2007 than in 2006. A portion of this increase was due to relying less on wholesale certificates of deposits as a funding source. The average volume of long-term borrowings increased $23.0 million in 2007 compared to 2006.

When comparing 2006 to 2005, the largest factors affecting the net interest margin were the $133.8 million increase in average loans, rising market rates for deposits, and an increased reliance on wholesale certificates of deposit. This combination caused the tax-equivalent net interest income for 2006 to increase $547 or 1.4 percent compared to 2005.

The high level of competition in the local markets and the January 2008, 125 basis point decline in the federal funds rate by the Federal Reserve is expected to continue to put downward pressure on the net interest margin of the Company.

INVESTMENT PORTFOLIO

The following table sets forth the composition of the Company’s securities available for sale for the past three years ending December 31, 2007, 2006 and 2005.

(dollars in thousands)
	As of December 31
	2007	2006	2005
U.S. Government agencies and corporations	$120,829	$137,620	$147,047
States of the United States and political subdivisions	89,566	97,162	103,947
Corporate notes and other investments	21,032	21,949	19,340
Total	$231,427	$256,731	$270,334

The investments below are presented at carrying value and reported by contractual maturity. Expected maturities may differ from contractual maturities because issuers may have the right to call or prepay obligations with or without prepayment penalties.

December 31, 2007
(dollars in thousands)
	Within one year	After one year but within five years	After five years but within ten years	After ten years	Total
U.S. Government agencies and corporations	$14,379	$84,039	$19,411	$3,000	$120,829
States of the United States and political subdivisions	4,383	12,481	24,353	48,349	89,566
Corporate notes and other investments	3,994	1,982	4,241	10,815	21,032
Total	$22,756	$98,502	$48,005	$62,164	$231,427

Weighted average yield:
U.S. Government agencies and corporations	3.74%	4.38%	4.84%	4.10%
States of the United States and political subdivisions (1)	4.61%	5.05%	5.54%	5.53%
Corporate notes and other investments	3.87%	6.25%	3.35%	6.38%
Total	3.93%	4.51%	5.04%	5.62%

1
Yields on tax-exempt obligations have been computed on a tax-equivalent basis using an incremental tax rate of 35% and are adjusted to reflect the effect of the nondeductible interest expense associated with owning tax-exempt investments.

Investments in States of the United States and political subdivisions represent purchases of municipal bonds issued by municipalities located primarily in the State of Iowa.

Investments in corporate notes and other investments include corporate debt obligations of companies located and doing business throughout the United States. The debt obligations were all within the credit ratings acceptable under West Bank’s investment policy.

As of December 31, 2007, the Company did not have securities from a single issuer, except for the United States government or its agencies, which exceeded 10 percent of consolidated stockholders’ equity.

LOAN PORTFOLIO

Types of Loans

The following table sets forth the composition of the Company’s loan portfolio for the past five years ending December 31, 2007.

(dollars in thousands)
	As of December 31
	2007	2006	2005	2004	2003
Commercial	$364,994	$327,985	$311,086	$260,706	$233,035
Real Estate:
Construction, land and land development	153,184	143,928	134,581	90,115	48,681
1-4 family residential	93,572	89,114	86,485	79,580	76,853
Commercial	360,255	328,514	321,561	281,956	211,853
Consumer and other loans	13,790	15,752	14,957	14,545	29,643
Total loans	985,795	905,293	868,670	726,902	600,065
Deferred loan fees, net	372	871	1,166	1,057	710
Total loans, net of deferred fees	$985,423	$904,422	$867,504	$725,845	$599,355

The Company’s loan portfolio primarily consists of commercial, commercial real estate, real estate construction, land and land development, residential real estate, and consumer loans. As of December 31, 2007, gross loans totaled approximately $986 million, which equals approximately 108 percent of total deposits and 74 percent of total assets. As of December 31, 2007, the majority of all loans were originated directly by West Bank to borrowers within the Bank’s principal market areas. There were no non-U.S. loans outstanding during the years presented.

Commercial loans consist primarily of loans to businesses for various purposes, including revolving lines to finance current operations, inventory and accounts receivable, and capital expenditure loans to finance equipment and other fixed assets. These loans generally have short maturities, have either adjustable or fixed rates, and are either unsecured or secured by inventory, accounts receivable, and/or equipment.

Real estate loans include various types of loans for which West Bank holds real property as collateral, and consist of loans on commercial properties and single and multi-family residences. Real estate loans typically have fixed rates for up to seven years, with the bank’s loan policy having a maximum amortization period of up to 30 years. The majority of construction loan volume is to contractors and developers to construct commercial buildings or develop residential real estate, and generally have maturities of up to 24 months. West Bank originates residential real estate loans for its portfolio and for sale in the secondary market for a fee.

Consumer loans include loans extended to individuals for household, family, and other personal expenditures not secured by real estate. The majority of West Bank’s consumer lending is for vehicles, consolidation of personal debts, and household improvements.

The interest rates charged on loans vary with the degree of risk, the amount of the loan, and the maturity of the loan. Competitive pressures, market interest rates, the availability of funds, and government regulation further influence the rate charged on a loan.

West Bank follows a loan policy that has been approved by the Bank’s Board of Directors and is administered by West Bank’s management. The loan policy is reviewed annually and updated as considered necessary. This policy establishes lending limits, review criteria, and other guidelines such as loan administration and allowance for loan losses. Loans are approved by the Bank’s Board of Directors and/or designated officers in accordance with respective guidelines and underwriting policies of the Bank. Loans to any one borrower are limited by applicable state banking laws. Loan officer credit limits generally vary according to the individual loan officer’s experience.

Maturities of Loans

The contractual maturities of the Company’s loan portfolio are as shown below. Actual maturities may differ from contractual maturities because individual borrowers may have the right to prepay loans with or without prepayment penalties.

Loans as of December 31, 2007
(dollars in thousands)
	Within one year	After one but within five years	After five years	Total
Commercial	$191,689	$148,749	$24,556	$364,994
Real Estate:
Construction, land and land development	124,928	27,255	1,001	153,184
1-4 family residential	24,000	57,001	12,571	93,572
Commercial	70,770	177,107	112,378	360,255
Consumer and other loans	6,831	6,938	21	13,790
Total Loans	$418,218	$417,050	$150,527	$985,795

	After one but within five years	After five years
Loan maturities after one year with:
Fixed rates	$334,133	$42,722
Variable rates	82,917	107,805
	$417,050	$150,527

Risk Elements

The following table sets forth information concerning the Company’s non-performing assets for the past five years ending December 31, 2007.

(dollars in thousands)
	Years Ended December 31
	2007	2006	2005	2004	2003

Non-accrual loans	$5,469	$495	$4,145	$785	$1,668
Loans past due 90 days and still
accruing interest	408	155	767	75	125
Total non-performing loans	5,877	650	4,912	860	1,793
Other real estate owned	155	2,002	497	175	441
Total non-performing assets	$6,032	$2,652	$5,409	$1,035	$2,234

Non-performing loans to total loans	0.60%	0.07%	0.57%	0.12%	0.30%
Non-performing assets to total loans	0.61%	0.29%	0.62%	0.14%	0.37%
Non-performing assets to total assets	0.45%	0.21%	0.43%	0.09%	0.22%

The accrual of interest on past due and other impaired loans is generally discontinued when loan payments are past due 90 days or when, in the opinion of management, the borrower may be unable to make payments as they become due. Interest income is subsequently recognized only to the extent cash payments are received. In certain cases, interest may continue to accrue on loans past due more than 90 days when the value of the collateral is sufficient to cover both the principal amount of the loan and accrued interest. Interest income on restructured loans is recognized pursuant to the terms of the new loan agreement. Interest income on other impaired loans is monitored and based upon the terms of the underlying loan agreement. However, the recorded net investment in impaired loans, including accrued interest, is limited to the present value of the expected cash flows of the impaired loan or the observable fair market value of the loan’s collateral.

Outstanding loans of approximately $6,044 were placed on non-accrual status during 2007, with total non-accrual loans equaling $5,469 as of December 31, 2007. The average balance of non-accrual loans during 2007 was approximately $1.0 million. Loans to three customers totaling approximately $5,071 accounted for the majority of the total placed on non-accrual status during 2007. One of these customers was a real estate developer who informed West Bank it was ceasing operations during the fourth quarter. Secured real estate loans outstanding to the customer totaled $2,987. Loans totaling $1,750 to a borrower in eastern Iowa, which are secured by residential rental properties, were also put on non-accrual during the fourth quarter. The third customer making up the majority of the additions to non-accrual loans was an individual. Loans are placed on non-accrual status when there is doubt as to the borrower’s ability to make scheduled principal and interest payments. A loan may be removed from non-accrual status when payments have resumed and it is reasonable to expect continued payment performance. For the years ended December 31, 2007, 2006 and 2005, interest income that would have been recorded during the non-accrual period under the original terms of such loans was approximately $70, $306, and $91, respectively.

As of December 31, 2007, West Bank had identified approximately $20 million of loans to nine real estate developers who were still performing their loan obligations despite experiencing varying degrees of increasing financial difficulty. It is not now possible to fully predict the degree of problems these loans may develop. However, West Bank considers these loans to be potential problem loans, and it intends to continue special monitoring of all real estate development loans for the foreseeable future.

SUMMARY OF THE ALLOWANCE FOR LOAN LOSSES

The provision for loan losses represents charges made to earnings to maintain an adequate allowance for loan losses. The allowance for loan losses is management’s best estimate of probable losses inherent in the loan portfolio as of the balance sheet date. Factors considered in establishing an appropriate allowance include an assessment of the financial condition of the borrower, a realistic determination of value and adequacy of underlying collateral, the condition of the local economy and the condition of the specific industry of the borrower, an analysis of the levels and trends of loan categories, and a review of delinquent and classified loans.

The adequacy of the allowance for loan losses is evaluated quarterly by management and reviewed by the Bank’s Board of Directors. This evaluation focuses on factors such as specific loan reviews, changes in the type and volume of the loan portfolio given the current and forecasted economic conditions, and historical loss experience. Any one of the following conditions may result in the review of a specific loan: concern about whether the customer’s cash flow or net worth is sufficient to repay the loan; delinquency status; criticism of the loan in a regulatory examination; the suspension of interest accrual; or other reasons, including whether the loan has other special or unusual characteristics that suggest special monitoring is warranted.

While management uses available information to recognize losses on loans, further reduction in the carrying amounts of loans may be necessary based on changes in local economic conditions. In addition, regulatory agencies, as an integral part of their examination process, periodically review the estimated losses on loans. Such agencies may require the Company to recognize additional losses based on their judgment about information available to them at the time of their examination.

The general economy is slowing. Based upon increasing numbers of foreclosures and slower sales of one-to-four family residences, it is generally agreed that the real estate market is in a slowdown. The Federal Reserve has reduced the targeted fed funds rate and the discount rate by 225 basis points between September of 2007 and January of 2008, indicating its concern about the slowing economy. It is uncertain when this slowdown will turn around and the ripple effect it could have on other parts of the economy. The duration and magnitude of any near-term economic difficulties are not known.

Change in the Allowance for Loan Losses

The Company’s policy is to charge off loans when, in management’s opinion, the loan is deemed uncollectible, although concerted efforts are made to maximize future recoveries. The following table sets forth information regarding changes in the Company’s allowance for loan losses for the most recent five years.

(dollars in thousands)
	Analysis of the Allowance for Loan Losses for the Years Ended December 31
	2007	2006	2005	2004	2003
Balance at beginning of period	$8,494	$7,615	$6,527	$5,975	$4,494
Charge-offs:
Commercial	1,741	776	685	499	302
Real Estate:
Construction, land and land development	-	295	6	-	-
1-4 family residential	356	9	69	230	4
Commercial	-	-	-	-	-
Consumer and other loans	45	60	63	86	179
	2,142	1,140	823	815	485

Recoveries:
Commercial	191	270	78	33	145
Real Estate:
Construction, land and land development	-	6	-	-	-
1-4 family residential	20	1	22	80	-
Commercial	-	-	-	-	-
Consumer and other loans	22	17	36	54	60
	233	294	136	167	205
Net charge-offs	1,909	846	687	648	280
Allowance related to acquisition	-	-	-	-	911
Provision for loan losses charged to operations	2,350	1,725	1,775	1,200	850
Balance at end of period	$8,935	$8,494	$7,615	$6,527	$5,975

Average loans outstanding	$945,669	$918,992	$785,164	$645,875	$531,033

Ratio of net charge-offs during the period to average loans outstanding	0.20%	0.09%	0.09%	0.10%	0.05%

Ratio of allowance for loan losses to average loans outstanding	0.94%	0.92%	0.97%	1.01%	1.13%

As the previous table indicates, the provision for loan losses, the charge-off of one commercial loan for $812 to the real estate developer mentioned previously, and the allowance acquired in the Hawkeye State Bank acquisition in 2003 are the most significant changes in the reserve level for the five-year period presented. The net charge-off ratio for 2003 was 0.05 percent, which is attributable to the close monitoring of the loan portfolio and active collection efforts after a loan has been charged off. The net charge-off ratios for 2004, 2005 and 2006 were 0.10 percent, 0.09 percent, and 0.09 percent, respectively, which were slightly higher than 2003, but still at levels that management considers good when compared to our peers. The net charge-off ratio for 2007 was 0.20 percent. Without the $812 loan to the real estate developer, the net charge-off ratio for 2007 would have been 0.12 percent. According to the September 2007 Bank Holding Company Performance Report prepared by the Federal Reserve Board’s Division of Banking Supervision and Regulation, the percentage of net charge-offs to average loans for all banks with total assets between $1 billion and $3 billion was 0.16 percent for the first nine months of 2007.

Factors that are considered when determining the adequacy of the allowance include loan concentrations, loan growth, the economic outlook, and historical losses. The Company’s concentration risks include geographic concentration in central Iowa. The local economy is comprised primarily of service industries and state and county governments.

There has been a significant amount of publicity in the national media regarding sub-prime single-family mortgages and increases in foreclosure rates. West Bank has not and does not originate sub-prime single-family mortgages. In addition, West Bank does not directly invest in sub-prime mortgages in its investment portfolio and the amount, if any, of sub-prime mortgages securing mortgage-backed securities owned by West Bank is not a material amount of the investment portfolio. While the foreclosure rate in Iowa has been increasing, the Company does not expect this to have a material impact on its operations. For several years, the majority of mortgage loans originated by West Bank have been sold in the secondary market and not retained on the Company’s books. West Bank has owned a portfolio of single-family loans for several years that may from time to time result in foreclosures, but the number of foreclosures is not expected to be material.

West Bank does have a significant portion of its loan portfolio in construction and commercial real estate loans. The slowdown in the real estate market has resulted in fewer new loans in these categories. West Bank believes these loans are adequately secured but is unable to predict the consequences from any further downturn in the real estate market.

It is expected that the economy will grow at a slower pace in 2008 than it did in 2007. It is not possible to determine the impact on the Company of potentially slower economic growth.

Breakdown of Allowance for Loan Losses by Category

The following table sets forth information concerning the Company’s allocation of the allowance for loan losses.

(dollars in thousands)
	2007		2006		2005		2004		2003
	Amount	% *	Amount	% *	Amount	% *	Amount	% *	Amount	% *
Balance at end of period applicable to:
Commercial	$2,762	37.03%	$2,068	36.23%	$2,717	35.81%	$3,443	35.86%	$3,659	38.84%
Real Estate:
Construction, land and land development	1,267	15.54%	1,168	15.90%	532	15.49%	298	12.40%	341	8.11%
1-4 family residential	1,345	9.49%	1,141	9.84%	894	9.96%	826	10.95%	179	12.81%
Commercial	3,475	36.54%	3,985	36.29%	3,326	37.02%	1,700	38.79%	1,211	35.30%
Consumer and other loans	86	1.40%	132	1.74%	146	1.72%	260	2.00%	585	4.94%
	$8,935	100.00%	$8,494	100.00%	$7,615	100.00%	$6,527	100.00%	$5,975	100.00%

*Percent of loans in each category to total loans.

The allocation of the allowance for loan losses is dependent upon the change in balances outstanding in the various categories, the historical net loss experience by category, which can vary over time, and management’s assessment of economic factors that may influence potential losses in the loan portfolio.

DEPOSITS

Types of Deposits

The Company’s primary source of funds is customer deposits. New products are under development which will be brought to the market place during 2008. In addition, West Bank offers a variety of interest-bearing accounts designed to attract both short-term and longer-term deposits from customers. Interest-bearing accounts earn interest at rates established by West Bank management based on competitive market factors and the Company’s need for funds. While approximately 82 percent of West Bank’s certificates of deposit mature in the next year, it is anticipated that a majority of these certificates will be renewed. Rate-sensitive certificates of deposit in excess of $100,000 experience somewhat higher volatility with regard to renewal volume as West Bank adjusts rates based upon funding needs. In December, 2007, management was utilizing wholesale deposits of approximately $184 million as a source of funding. Of the total wholesale deposits, approximately $151 million are certificates of deposit, the majority of which mature within one year. In the event a substantial volume of certificates is not renewed, the Company has sufficient liquid assets and borrowing lines to fund significant runoff. A sustained reduction in deposit volume would have a significant negative impact on the Company’s operations and liquidity.

During 2007, West Bank worked with a local company named SmartyPig, LLC (“SmartyPig”) to develop the banking platform for an innovative, internet-based savings and rewards program developed by SmartyPig. West Bank will hold the deposit accounts for the SmartyPig programs. In return for its development efforts, West Bank acquired a 20 percent ownership interest in SmartyPig. SmartyPig is expected to publicly launch its programs in the first half of 2008. It is not currently possible to predict the amount of business that may develop as a result of this relationship.

The following table sets forth the average balances for each major category of deposits and the weighted average interest rate paid for deposits during the years ended December 31, 2007, 2006, and 2005.

(dollars in thousands)
	Average Deposits by Type
	2007		2006		2005
	Amount	Rate	Amount	Rate	Amount	Rate
Noninterest-bearing demand	$180,965	-	$186,894	-	$194,957	-
Interest-bearing demand	75,013	2.44%	46,434	1.00%	44,633	0.41%
Money market	190,044	3.52%	204,722	3.24%	220,089	2.02%
Savings	39,081	1.08%	55,098	1.47%	68,785	1.23%
Time certificates	418,869	5.06%	498,455	4.73%	333,912	3.13%
	$903,972		$991,603		$862,376

Certificates of Deposit

The following table shows the amounts and remaining maturities of time certificates of deposit with balances of $100,000 or more at December 31, 2007, 2006, and 2005.

(in thousands)
	As of December 31
	2007	2006	2005
3 months or less	$89,213	$97,854	$135,646
Over 3 through 6 months	18,224	58,854	50,289
Over 6 through 12 months	33,288	38,671	43,614
Over 12 months	20,211	60,726	39,508
	$160,936	$256,105	$269,057

BORROWED FUNDS

The following table summarizes the outstanding amount of and the weighted average rate on borrowed funds as of December 31, 2007, 2006, and 2005.

(in thousands)
	As of December 31
	2007		2006		2005
	Balance	Rate	Balance	Rate	Balance	Rate
Subordinated notes	$20,619	7.14%	$20,619	7.14%	$20,619	7.14%
Long-term borrowings	103,000	4.58%	85,400	4.87%	78,569	4.98%
Federal funds purchased and securities sold under agreements to repurchase	166,930	4.16%	109,346	5.20%	84,748	3.94%
Other short-term borrowings	2,672	4.00%	1,929	5.04%	4,732	4.53%
	$293,221	4.51%	$217,294	5.24%	$188,668	4.73%

Long-term borrowings at December 31, 2007, consisted of Federal Home Loan Bank (FHLB) advances and a note payable to a correspondent bank. At December 31, 2006 and 2005, long-term borrowings also included a note payable to VMF Capital, L.L.C. Other short-term borrowings as of the end of each year consisted of Treasury, Tax, and Loan option notes. At December 31, 2005, other short-term borrowings also included a note payable to VMF Capital L.L.C. and a note payable to a correspondent bank.

The following tables set forth the average amount of, the average rate paid, and maximum outstanding balance on borrowed funds for the years ended December 31, 2007, 2006, and 2005.

(in thousands)
	Years Ended December 31
	2007		2006		2005
	Average Balance	Average Rate	Average Balance	Average Rate	Average Balance	Average Rate
Subordinated notes	$20,619	7.14%	$20,619	7.14%	$20,619	7.14%
Long-term borrowings	107,675	4.72%	84,654	4.35%	71,210	4.95%
Federal funds purchased and securities sold under agreements to repurchase	139,622	4.85%	83,726	4.78%	81,222	3.06%
Other short-term borrowings	6,805	5.07%	968	4.77%	50,295	3.35%
	$274,721	4.98%	$189,967	4.84%	$223,346	4.10%

	2007	2006	2005
Maximum amount outstanding during the year:
Subordinated notes	$20,619	$20,619	$20,619
Long-term borrowings	115,400	116,265	80,274
Federal funds purchased and securities sold under agreements to repurchase	199,205	143,245	135,285
Other short-term borrowings	52,475	12,143	114,920

OFF-BALANCE SHEET ARRANGEMENTS

In the normal course of business, the Company commits to extend credit through vehicles such as loan commitments and standby letters of credit in order to meet the financing needs of its customers. These commitments expose the company to varying degrees of credit and market risk in excess of the amount recognized in the consolidated balance sheets.

The Company’s exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and standby letters of credit is represented by the contractual amount of those instruments. The Company uses the same credit policies in making commitments and conditional obligations as it does for on-balance sheet instruments. As of December 31, 2007 and 2006, the Company had commitments to extend credit of approximately $331 million and $263 million, respectively, and standby letters of credit of approximately $23 million and $22 million, respectively.

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Company evaluates each customer’s creditworthiness on a case-by-case basis. The amount of collateral obtained is based on management’s credit evaluation of the party. Collateral held varies, but may include accounts receivable, inventory, property and equipment, residential real estate, income-producing commercial properties, and crops and livestock.

Standby letters of credit are conditional commitments issued by the Company to guarantee the performance of a customer to a third party. Those guarantees are primarily issued to support public and private borrowing arrangements. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. Collateral held varies as specified above, and is required in instances the Company deems necessary. In the event the customer does not perform in accordance with the terms of the agreement with the third party, the Bank would be required to fund the commitment. The maximum potential amount of future payments West Bank could be required to make is represented by the contractual amount disclosed above. If the commitments were funded, West Bank would be entitled to seek recovery from the customer. At December 31, 2007 and 2006, no amounts had been recorded as liabilities for West Bank’s potential obligations under these guarantees.

CONTRACTUAL OBLIGATIONS

The following table sets forth the balance of contractual obligations by maturity period as of December 31, 2007.

(in thousands)
		Payments due by period
	Total	Less than one year	One to three years	Three to five years	More than five years
Subordinated notes	$20,619	$-	$-	$-	$20,619
Long-term borrowings:
Federal Home Loan Bank advances	100,000	-	20,000	-	80,000
Note payable, correspondent bank	3,000	1,000	2,000	-	-
Operating lease commitments	13,162	1,529	2,837	1,885	6,911
Total	$136,781	$2,529	$24,837	$1,885	$107,530

LIQUIDITY AND CAPITAL RESOURCES

The objective of liquidity management is to ensure the availability of sufficient cash flows to meet all financial commitments and to capitalize on opportunities for profitable business expansion. The Company’s principal source of funds is deposits, including demand, money market, savings, and certificates of deposit. Other sources include principal repayments on loans, proceeds from the maturity and sale of investment securities, federal funds purchased, repurchase agreements, advances from the FHLB, and funds provided by operations. Liquidity management is conducted on both a daily and a long-term basis. Investments in liquid assets are adjusted based on expected loan demand, projected loan maturities and payments, expected deposit flows, and the objectives set by the Company’s asset-liability management policy. Liquid assets of cash on hand, balances due from other banks, federal funds sold, and corporate demand notes increased from $35.7 million in 2006 to $49.9 million in 2007. West Bank had additional borrowing capacity available from the FHLB of approximately $102 million at December 31, 2007, and the Company has a $5 million unsecured line of credit through a large regional correspondent bank. In addition, West Bank has $95 million in borrowing capacity available through unsecured federal funds lines of credit with correspondent banks. West Bank was utilizing $40 million of those lines of credit at December 31, 2007. Net cash from operating activities contributed $23.9 million, $25.0 million, and $22.3 million to liquidity for the years 2007, 2006, and 2005, respectively. These cash flows from operations are expected to continue in the foreseeable future.

The combination of high levels of potentially liquid assets, cash flows from operations, and additional borrowing capacity provided strong liquidity for the Company at December 31, 2007.

The Company’s total stockholders’ equity increased to $121.6 million at December 31, 2007, from $113.8 million at December 31, 2006. Total equity increased primarily due to retention of earnings after dividend payments. At December 31, 2007, stockholders’ equity was 9.08 percent of total assets, compared to 8.97 percent at December 31, 2006. No material capital expenditures or material changes in the capital resource mix are anticipated at this time. The capital levels of the Company exceed applicable regulatory guidelines as of December 31, 2007.

In the last half of 2007, the Company stated it was planning to enter the Phoenix, Arizona market. The Company is still pursuing that objective, but is doing so in a very deliberate manner due to the slowdown in the economy in general and the real estate market in particular.

In April 2007, the Company’s Board of Directors authorized the buy-back of up to $5 million of the Company’s common stock for a period of twelve months. The Company repurchased 74,500 shares of its common stock at an average price of $13.08 in the fourth quarter of 2007. To date in 2008, an additional 58,300 shares have been repurchased at an average cost of $13.53 per share.

On July 19, 2006, the Board of Directors of the Company declared a 5 percent common stock dividend to be paid on August 14, 2006, to shareholders of record on July 31, 2006. Fractional shares resulting from the stock dividend were paid in cash. The number of outstanding common shares and earnings per common share in the accompanying financial statements and footnotes reflect the 5 percent common stock dividend.

INTEREST RATE RISK

Interest rate risk refers to the exposure of earnings and capital arising from changes in interest rates. Management’s objectives are to manage interest rate risk to work for consistent growth of earnings and capital. Interest rate risk management focuses on fluctuations in net interest income identified through computer simulations used to evaluate volatility, interest rate, spread, and volume assumptions. This risk is quantified and compared against tolerance levels.

The Company uses a purchased computer software simulation modeling program to measure its exposure to potential interest rate changes. For various assumed hypothetical changes in market interest rates, this analysis measures the estimated change in net interest income.

Another measure of interest rate sensitivity is the gap ratio. This ratio indicates the amount of interest-earning assets repricing within a given period in comparison to the amount of interest-bearing liabilities repricing within the same period of time. A gap ratio of 1.0 indicates a matched position, in which case the effect on net interest income due to interest rate movements will be minimal. A gap ratio of less than 1.0 indicates that more liabilities than assets reprice within the time period, and a ratio greater than 1.0 indicates that more assets reprice than liabilities. The Company’s gap ratio is shown on the following page.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

The Company’s market risk is comprised primarily of interest rate risk arising from its core banking activities of lending and deposit taking. Interest rate risk is the risk that changes in market interest rates may adversely affect the Company’s net interest income. Management continually develops and applies strategies to mitigate this risk. Management does not believe that the Company’s primary market risk exposure and management of that exposure in 2007 materially changed compared to 2006.

The following table presents the estimated change in net interest income for the coming twelve months under several scenarios of assumed interest rate changes for the rate shock levels shown:

Scenario	% Change
300 basis points rising	-5.58%
200 basis points rising	-2.80%
100 basis points rising	-1.29%
Base	-
100 basis points falling	-0.40%
200 basis points falling	0.21%
300 basis points falling	-1.94%

As of December 31, 2007, as shown on the previous page, the estimated effect of an immediate 300 basis point increase in interest rates would cause the Company’s net interest income to decline by approximately 5.58 percent or $2.4 million in 2008. The estimated effect of an immediate 300 basis point decrease in rates would cause the Company’s net interest income to decline by approximately 1.94 percent or $0.8 million. Because the majority of liabilities subject to interest rate movements in the short term are of the type that generally lag interest rate movements in the market, they do not change in the same magnitude in the short term as the change in market rates.

Computations of the prospective effects of hypothetical interest rate changes are based on numerous assumptions. Actual values may differ from those projections set forth above. Further, the computations do not contemplate any actions the Company may undertake in response to changes in interest rates. Current interest rates on certain liabilities are at a level that does not allow for significant repricing should market interest rates decline considerably.

The following table sets forth the estimated maturity or repricing, and the resulting interest sensitivity gap of the Company’s interest-earning assets and interest-bearing liabilities and the cumulative interest sensitivity gap at December 31, 2007. The expected maturities are presented on a contractual basis or, if more relevant, are based on projected call dates. Actual maturities may differ from contractual maturities because of prepayment assumptions and early withdrawal of deposits.

(in thousands)
	Three	Over 3	Over 1
	Months	Through 12	Through	Over
	or Less	Months	5 Years	5 Years	Total
Interest-earning assets:
Loans	$536,299	$123,658	$298,377	$27,089	$985,423
Securities available for sale	20,134	18,504	93,929	98,860	231,427
Federal funds sold and other
short-term investments	414	-	-	-	414
Federal Home Loan Bank stock	-	-	-	5,951	5,951
Total interest-earning assets	556,847	142,162	392,306	131,900	1,223,215

Interest-bearing liabilities:
Interest-bearing deposits:
Savings, money market and
interest-bearing demand	328,432	-	-	-	328,432
Time	194,418	121,724	68,366	1,287	385,795
Federal funds purchased and
securities sold under agreement to
repurchase	166,930	-	-	-	166,930
Other short-term borrowings	2,672	-	-	-	2,672
Long-term borrowings	3,000	-	20,000	100,619	123,619
Total interest-bearing liabilities	695,452	121,724	88,366	101,906	1,007,448

Interest sensitivity gap per period	$(138,605)	$20,438	$303,940	$29,994	$215,767
Cumulative interest sensitivity gap	$(138,605)	$(118,167)	$185,773	$215,767	$215,767
Interest sensitivity gap ratio	0.80	1.17	4.44	1.29	1.21
Cumulative interest sensitivity gap ratio	0.80	0.86	1.21	1.21	1.21

As of December 31, 2007, the Company’s cumulative gap ratios for assets and liabilities repricing within three months and within one year were 0.80 and 0.86, respectively, meaning that the Company is liability sensitive. In other words, more interest-bearing liabilities will be subject to repricing within those time frames than interest-earning assets. However, the majority of the interest-bearing liabilities subject to repricing within these time frames are savings, money market, and interest-bearing demand deposits. These types of deposits generally do not reprice as quickly or with the same magnitude as non-deposit money market instruments.

STOCK PRICE PERFORMANCE GRAPH

The following performance graph provides information regarding cumulative, five-year return on an indexed basis of the Common Stock as compared with the NASDAQ - Total US Index and the SNL Midwest Bank Index prepared by SNL Financial L.C. of Charlottesville, Virginia. The latter index reflects the performance of bank holding companies operating principally in the Midwest as selected by SNL Financial. The indices assume the investment of $100 on December 31, 2002, in the Common Stock, the NASDAQ - Total US Index, and the SNL Midwest Bank Index, with all dividends reinvested. The Company’s stock price performance shown in the following graph is not indicative of future stock price performance.

		Period Ending
Index	12/31/02	12/31/03	12/31/04	12/31/05	12/31/06	12/31/07
West Bancorporation, Inc.	100.00	118.16	131.36	144.51	149.26	114.17
NASDAQ Composite	100.00	150.01	162.89	165.13	180.85	198.60
SNL Midwest Bank Index	100.00	128.00	144.44	139.18	160.87	125.39

*Source: SNL Financial LC, Charlottesville, VA. Used with permission. All rights reserved.

EFFECTS OF NEW STATEMENTS OF FINANCIAL ACCOUNTING STANDARDS

In September 2006, the FASB issued SFAS No. 157, Fair Value Measurements. SFAS No. 157 establishes a framework for measuring fair value in generally accepted accounting principles, expands disclosures about fair value measurements, and applies whenever other standards require or permit assets or liabilities to be measured at fair value. The Statement does not require any new fair value measurements but, rather, it provides enhanced guidance to other pronouncements that require or permit assets or liabilities to be measured at fair value. This Statement is effective for the Company beginning on January 1, 2008. The Company does not expect this Statement to have a material effect on its financial condition.

In February 2007, the FASB issued SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities. SFAS No. 159 is an amendment of SFAS No. 115, Accounting for Certain Investments in Debt and Equity Securities. SFAS No. 159 generally permits the measurement of selected eligible financial instruments at fair value at specified election dates. The objective is to improve financial reporting by providing entities with the opportunity to mitigate volatility in reported earnings caused by measuring related assets and liabilities differently without having to apply complex hedge accounting provisions. This Statement is expected to expand the use of fair value measurement, which is consistent with the FASB’s long-term measurement objectives for accounting for financial instruments. This Statement is effective for the Company beginning January 1, 2008. The Company has evaluated this pronouncement and has concluded its operations are not applicable to the primary objective of the pronouncement.

In December 2007, the FASB issued SFAS No. 141 (revised), Business Combinations. SFAS No. 141 replaces the original SFAS. This Statement applies to all transactions in which an entity obtains control of one or more businesses. SFAS No. 141 requires an acquirer to recognize the assets acquired, the liabilities assumed, and any noncontrolling interest in the acquiree at their fair values, with limited exceptions, as of the acquisition date. Goodwill is to be recognized as a residual. If the acquisition-date fair value exceeds the consideration transferred, a gain is to be recognized. The Statement generally requires that acquisition costs be expensed. This Statement is effective for the Company for business combinations for which the acquisition date is on or after January 1, 2009. The Company does not expect the adoption of this Statement will have a material impact on its financial position or results of operations.

In December 2007, the FASB issued SFAS No. 160, Noncontrolling Interests in Consolidated Financial Statements. SFAS No. 160 requires companies to report ownership interest in subsidiaries held by other parties (minority interest) be clearly identified, labeled, and presented in the consolidated statement of financial position separately within the equity section. The amount of consolidated net income attributable to the parent company and to the noncontrolling interest is to be clearly identified and presented on the face of the consolidated statement of income. The Statement also requires changes in a parent’s ownership interest be accounted for on a consistent basis. This Statement is effective for the Company beginning January 1, 2009. The Company does not expect the adoption of this Statement will have a material impact on its financial position or results of operations.

INFLATION

The primary impact of inflation on the Company’s operation is increased asset yields, deposit costs and operating overhead. Unlike most industries, virtually all of the assets and liabilities of a financial institution are monetary in nature. As a result, interest rates generally have a more significant impact on a financial institution’s performance than they would have on non-financial companies. Although interest rates do not necessarily move in the same direction or to the same extent as the prices of goods and services, increases in inflation generally have resulted in increased interest rates. The effects of inflation can magnify the growth of assets and, if significant, require that equity capital increase at a faster rate than otherwise would be necessary.

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholders
West Bancorporation, Inc.
West Des Moines, Iowa

We have audited the consolidated balance sheets of West Bancorporation, Inc. and subsidiaries as of December 31, 2007 and 2006, and the related consolidated statements of income, stockholders’ equity and cash flows for each of the three years in the period ended December 31, 2007. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of West Bancorporation, Inc. and subsidiaries as of December 31, 2007 and 2006, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2007, in conformity with U.S. generally accepted accounting principles.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), West Bancorporation, Inc. and subsidiaries’ internal control over financial reporting as of December 31, 2007, based on criteria established in Internal Control - Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO), and our report dated March 5, 2008 expressed an unqualified opinion on the effectiveness of West Bancorporation, Inc. and subsidiaries’ internal control over financial reporting.

/s/ McGladrey & Pullen, LLP

Des Moines, Iowa
March 5, 2008

McGladrey & Pullen, LLP is an independent member firm of RSM International, an affiliation of separate and independent legal entities.

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholders
West Bancorporation, Inc.

We have audited West Bancorporation, Inc. and subsidiaries internal control over financial reporting as of December 31, 2007, based on criteria established in Internal Control - Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). West Bancorporation, Inc. and subsidiaries’ management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting included in the accompanying Management’s Report on Internal Control over Financial Reporting. Our responsibility is to express an opinion on the Company’s internal control over financial reporting based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. Our audit included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, and testing and evaluating the design and operating effectiveness of internal control based on the assessed risk. Our audit also included performing such other procedures as we considered necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinion.

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

McGladrey & Pullen, LLP is an independent member firm of RSM International, an affiliation of separate and independent legal entities.

In our opinion, West Bancorporation, Inc. and subsidiaries maintained, in all material respects, effective internal control over financial reporting as of December 31, 2007, based on criteria established in Internal Control - Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO).

We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the balance sheets of West Bancorporation, Inc. and subsidiaries as of December 31, 2007 and 2006, and the related statements of income, stockholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2007, and our report dated March 5, 2008 expressed an unqualified opinion.

/s/ McGladrey & Pullen, LLP

Des Moines, Iowa
March 5, 2008

MANAGEMENT’S REPORT ON INTERNAL CONTROL OVER FINANCIAL REPORTING

The management of West Bancorporation, Inc. (the Company) is responsible for establishing and maintaining adequate internal control over financial reporting. The Company’s internal control system was designed to provide reasonable assurance to the Company’s management and Board of Directors regarding the preparation and fair presentation of published financial statements. All internal control systems, no matter how well designed, have inherent limitations. Therefore, even those systems determined to be effective can provide only reasonable assurance with respect to financial statement preparation and presentation.

West Bancorporation, Inc.’s management assessed the effectiveness of the Company’s internal control over financial reporting as of December 31, 2007. In making this assessment, it used the criteria set forth by the Committee of Sponsoring Organizations of the Treadway Commission (COSO) in Internal Control - Integrated Framework. Based on our assessment we believe that, as of December 31, 2007, the Company’s internal control over financial reporting is effective based on those criteria. The independent registered public accounting firm that audited the financial statements included in the annual report has issued an audit report on the effectiveness of the Company’s internal control over financial reporting.

/s/ Thomas E. Stanberry

Thomas E. Stanberry
Chairman, President and Chief Executive Officer

/s/ Douglas R. Gulling

Douglas R. Gulling
Executive Vice President and Chief Financial Officer

West Bancorporation, Inc. and Subsidiaries

Consolidated Balance Sheets
December 31, 2007 and 2006
(in thousands, except per share data)	2007	2006

ASSETS

Cash and due from banks	$49,529	$35,063
Federal funds sold and other short-term investments	414	615
Cash and cash equivalents	49,943	35,678

Securities available for sale	231,427	256,731
Federal Home Loan Bank stock, at cost	5,951	4,847
Loans	985,423	904,422
Allowance for loan losses	(8,935)	(8,494)
Loans, net	976,488	895,928
Premises and equipment, net	5,181	5,375
Accrued interest receivable	7,829	8,587
Goodwill	24,930	24,930
Other intangible assets	2,131	2,987
Bank-owned life insurance	24,341	22,956
Other assets	11,747	10,517

Total assets	$1,339,968	$1,268,536

LIABILITIES AND STOCKHOLDERS’ EQUITY

LIABILITIES
Deposits:
Noninterest-bearing demand	$196,698	$203,964
Interest-bearing demand	85,027	57,605
Savings	243,405	234,240
Time, in excess of $100	160,936	256,105
Other time	224,859	173,420
Total deposits	910,925	925,334

Federal funds purchased and securities sold under agreements to repurchase	166,930	109,346
Other short-term borrowings	2,672	1,929
Accrued expenses and other liabilities	14,216	12,096
Subordinated notes	20,619	20,619
Long-term borrowings	103,000	85,400
Total liabilities	1,218,362	1,154,724

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS’ EQUITY
Common stock, no par value; authorized 50,000,000 shares; 17,462,182 and 17,536,682 shares issued and outstanding at December 31, 2007 and 2006, respectively	3,000	3,000
Additional paid-in capital	32,000	32,000
Retained earnings	87,084	80,397
Accumulated other comprehensive (loss)	(478)	(1,585)
Total stockholders’ equity	121,606	113,812

Total liabilities and stockholders’ equity	$1,339,968	$1,268,536

See Notes to Consolidated Financial Statements.

West Bancorporation, Inc. and Subsidiaries

Consolidated Statements of Income
Years Ended December 31, 2007, 2006 and 2005
(in thousands, except per share data)	2007	2006	2005
Interest income:
Loans, including fees	$70,155	$67,176	$50,361
Securities:
Government agencies and corporations	5,834	6,046	6,903
States and political subdivisions	3,742	4,117	4,099
Other	1,544	1,494	1,700
Federal funds sold and other short-term investments	752	903	412
Total interest income	82,027	79,736	63,475

Interest expense:
Demand deposits	1,830	464	184
Savings deposits	7,118	7,448	5,298
Time deposits	21,203	23,557	10,459
Federal funds purchased and securities sold under agreements to repurchase	6,769	4,002	2,484
Other short-term borrowings	345	46	1,683
Subordinated notes	1,472	1,472	1,472
Long-term borrowings	5,086	3,680	3,522
Total interest expense	43,823	40,669	25,102
Net interest income	38,204	39,067	38,373
Provision for loan losses	2,350	1,725	1,775
Net interest income after provision for loan losses	35,854	37,342	36,598
Noninterest income:
Service charges on deposit accounts	4,794	4,821	4,660
Trust services	758	767	820
Investment advisory fees	7,920	8,040	3,349
Increase in cash value of bank-owned life insurance	890	857	843
Net realized gains (losses) from securities available for sale	5	(171)	291
Other income	1,685	1,557	1,554
Total noninterest income	16,052	15,871	11,517
Noninterest expense:
Salaries and employee benefits	13,560	13,937	10,308
Occupancy	3,579	3,433	2,497
Data processing	1,912	1,920	1,428
Other expenses	5,459	5,388	4,412
Total noninterest expense	24,510	24,678	18,645
Income before income taxes	27,396	28,535	29,470
Income taxes	8,476	9,128	9,395
Net income	$18,920	$19,407	$20,075
Earnings per share, basic	$1.08	$1.11	$1.14

See Notes to Consolidated Financial Statements.

West Bancorporation, Inc. and Subsidiaries

Consolidated Statements of Stockholders’ Equity
Years Ended December 31, 2007, 2006 and 2005
					Accumulated
			Additional		Other
	Comprehensive	Common	Paid-in	Retained	Comprehensive
(in thousands, except per share data)	Income	Stock	Capital	Earnings	Income (Loss)	Total

Balance, December 31, 2004		$3,000	$32,000	$62,565	$55	$97,620
Comprehensive income:
Net income	$20,075	-	-	20,075	-	20,075
Other comprehensive loss, unrealized (losses) on securities, net of reclassification adjustment, net of tax	(2,485)	-	-	-	(2,485)	(2,485)
Total comprehensive income	$17,590
Cash dividends declared, $0.610 per share		-	-	(10,689)	-	(10,689)
Balance, December 31, 2005		3,000	32,000	71,951	(2,430)	104,521
Comprehensive income:
Net income	$19,407	-	-	19,407	-	19,407
Other comprehensive loss, unrealized gains on securities, net of reclassification adjustment, net of tax	845	-	-	-	845	845
Total comprehensive income	$20,252
Purchase of fractional shares resulting from stock dividend		-	-	(5)	-	(5)
Cash dividends declared, $0.625 per share		-	-	(10,956)	-	(10,956)
Balance, December 31, 2006		3,000	32,000	80,397	(1,585)	113,812
Comprehensive income:
Net income	$18,920	-	-	18,920	-	18,920
Other comprehensive income, unrealized gains on securities, net of reclassification adjustment, net of tax	1,107	-	-	-	1,107	1,107
Total comprehensive income	$20,027
Shares reaquired under the common stock repurchase plan		-	-	(974)	-	(974)
Cash dividends declared, $0.640 per share		-	-	(11,224)	-	(11,224)
Other		-	-	(35)	-	(35)
Balance, December 31, 2007		$3,000	$32,000	$87,084	$(478)	$121,606

See Notes to Consolidated Financial Statements.

West Bancorporation, Inc. and Subsidiaries

Consolidated Statements of Cash Flows
Years Ended December 31, 2007, 2006 and 2005

(in thousands)	2007	2006	2005
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$18,920	$19,407	$20,075
Adjustments to reconcile net income to net cash provided by operating activities:
Provision for loan losses	2,350	1,725	1,775
Net amortization and accretion	1,450	395	1,021
(Gain) loss on disposition of premises and equipment	35	(97)	29
Net (gains) losses from sales of securities available for sale	(5)	171	(291)
Net gains from sales of loans held for sale	(162)	(134)	(170)
Proceeds from sales of loans held for sale	13,816	11,288	15,831
Originations of loans held for sale	(15,377)	(11,290)	(15,537)
Increase in cash value of bank-owned life insurance	(890)	(857)	(843)
Depreciation	899	912	552
Deferred income taxes	2	131	(352)
Change in assets and liabilities:
(Increase) decrease in accrued interest receivable	758	(725)	(1,357)
Increase in accrued expenses and other liabilities	2,120	4,113	1,606
Net cash provided by operating activities	23,916	25,039	22,339
CASH FLOWS FROM INVESTING ACTIVITIES
Proceeds from sales, calls and maturities of securities available for sale	40,899	35,749	90,553
Purchases of securities available for sale	(14,388)	(21,722)	(44,479)
Proceeds from maturities and calls of securities held to maturity	-	-	19,431
Cash effect of Investors Management Group, Ltd. transaction	-	-	(9,479)
Acquisition of Federal Home Loan Bank stock	(5,429)	(2,758)	(14,999)
Proceeds from redemption of Federal Home Loan Bank stock	4,325	2,296	17,137
Net change in loans	(81,342)	(39,407)	(142,470)
Proceeds from sales of premises and equipment	29	382	-
Purchases of premises and equipment	(769)	(923)	(1,410)
Purchase of bank-owned life insurance	(495)	-	-
Change in other assets	(1,766)	(3,017)	(1,977)
Net cash (used in) investing activities	(58,936)	(29,400)	(87,693)
CASH FLOWS FROM FINANCING ACTIVITIES
Net change in deposits	(14,409)	(19,560)	78,961
Net change in federal funds purchased and securities sold under agreements to repurchase	57,584	24,598	10,205
Net change in other short-term borrowings	743	(2,803)	(1,437)
Proceeds from long-term borrowings	30,000	50,000	10,000
Principal payments on long-term borrowings	(12,400)	(41,900)	(10,900)
Payment for shares reaquired under common stock repurchase plan	(974)	-	-
Purchase of fractional shares resulting from stock dividend	-	(5)	-
Cash dividends	(11,224)	(10,956)	(10,689)
Other	(35)	-	-
Net cash provided by (used in) financing activities	49,285	(626)	76,140

(Continued)

West Bancorporation, Inc. and Subsidiaries

Consolidated Statements of Cash Flows (Continued)
Years Ended December 31, 2007, 2006 and 2005

(in thousands)	2007	2006	2005

Net increase (decrease) in cash and cash equivalents	$14,265	$(4,987)	$10,786

CASH AND CASH EQUIVALENTS
Beginning	35,678	40,665	29,879
Ending	$49,943	$35,678	$40,665

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
Cash payments for:
Interest	$43,596	$39,276	$23,851
Income taxes	8,464	9,269	9,542

SUPPLEMENTAL DISCLOSURE OF NONCASH INVESTING AND FINANCING ACTIVITIES
Assets and (liabilities) received in conjunction with acquisition transactions:
Cash	$-	$-	$521
Premises and equipment	-	-	512
Goodwill	-	-	8,393
Other intangibles	-	-	2,186
Other assets	-	-	245
Deferred tax liability	-	-	(880)
Other liabilities	-	-	(977)
	-	-	10,000
Less cash acquired	-	-	(521)

Net cash used in transactions	$-	$-	$9,479

See Notes to Consolidated Financial Statements.

West Bancorporation, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (dollars in thousands, except per share data)

Note 1.	Organization and Nature of Business and Summary of Significant Accounting Policies

Organization and nature of business: West Bancorporation, Inc. (the Holding Company) is a holding company that has two wholly-owned subsidiaries: West Bank (the Bank) and WB Capital Management Inc. (WB Capital) (referred to collectively as the Company). The Bank is state chartered and has its main office in West Des Moines, Iowa, with seven branches located in the Des Moines metropolitan area, two branches located in Iowa City, and one office in Coralville. WB Capital was formed in 2003 and is an investment advisory firm with offices located in West Des Moines and Coralville, Iowa. In addition, the Company owns a nonconsolidated subsidiary, West Bancorporation Capital Trust I (the Trust), which was formed in 2003 for the purpose of issuing trust preferred securities.

Significant accounting policies:

Accounting estimates and assumptions: The consolidated financial statements have been prepared in conformity with generally accepted accounting principles. In preparing the financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses for the reporting period. Actual results could differ from those estimates. Material estimates that are particularly susceptible to significant change in the near term are the allowance for loan losses, fair value of financial instruments, and the goodwill impairment assessment.

Consolidation policy: The consolidated financial statements include the accounts of the Holding Company, the Bank, the Bank’s wholly owned subsidiary, WB Funding Corporation (which owns an interest in a partnership), and WB Capital. All significant intercompany transactions and balances have been eliminated in consolidation. In accordance with Financial Accounting Standards Board (FASB) Interpretation No. 46, Consolidation of Variable Interest Entities, the Trust is not consolidated with the Company. The results of the Trust are recorded on the books of the Company using the equity method of accounting.

Other comprehensive income: FASB Statement No. 130 requires unrealized gains and losses on the Company’s securities available for sale to be included in comprehensive income.

Cash and cash equivalents: For statement of cash flow purposes, the Company considers cash, due from banks, federal funds sold and short-term investments, including money market mutual funds, to be cash and cash equivalents. Cash flows from loans and deposits are reported net.

Securities: Securities available for sale are reported at fair value, with unrealized gains and losses reported as a separate component of accumulated other comprehensive income, net of deferred income taxes. Available for sale securities may be sold for general liquidity needs, response to market interest rate fluctuations, implementation of asset-liability management strategies, funding increased loan demand, changes in securities prepayment risk or other similar factors. Realized gains and losses on sales are computed on a specific identification basis based on amortized cost.

West Bancorporation, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (dollars in thousands, except per share data)

During 2005, the Company transferred all held to maturity investment securities to the available for sale category. The related unrealized gains at the date of transfer were included in other comprehensive income. The decision to transfer all held to maturity securities to the available for sale category was made to allow the entire investment portfolio to be managed on a total return basis.

The amortized cost of debt securities classified as available for sale is adjusted for accretion of discounts to maturity and amortization of premiums over the estimated average life of each security, or in the case of callable securities, through the first call date, using the effective yield method. Such amortization and accretion is included in interest income. Interest income on securities is recognized using the interest method according to the terms of the security.

Declines in the fair value of individual securities, below their amortized cost, that are determined to be other than temporary, result in write-downs of the individual securities to their fair value with the resulting write-downs included in current earnings as realized losses.

Loans: Loans are stated at the principal amounts outstanding net of unamortized loan fees and costs with interest income recognized on the interest method based upon those outstanding loan balances. Loan origination fees, net of certain direct origination costs, are deferred and recognized as an adjustment of the related loan yield using the interest method.

The accrual of interest on past due and other impaired loans is generally discontinued at 90 days or when, in the opinion of management, the borrower may be unable to make payments as they become due. Unless considered collectible, all interest accrued but not collected for loans that are placed on nonaccrual or charged off is reversed against interest income, if accrued in the current year, or charged to the allowance for loan losses if accrued in the prior year. Interest income is subsequently recognized only to the extent cash payments are received. Loans are returned to accrual status when all principal and interest amounts contractually due are brought current and future payments are reasonably assured.

A loan is impaired when it is probable the Bank will be unable to collect all contractual principal and interest payments due in accordance with the terms of the loan agreement. Impaired loans are measured based on the present value of expected future cash flows discounted at the loan’s effective interest rate or, as a practical expedient, at the loan’s observable market price or the fair value of the collateral if the loan is collateral dependent. The amount of impairment, if any, and any subsequent changes are included in the allowance for loan losses.

Allowance for loan losses: The allowance for loan losses is established through a provision for loan losses charged to expense. Loans are charged against the allowance for loan losses when management believes that collectibility of the principal is unlikely. The allowance is an amount that management believes will be adequate to absorb probable losses on existing loans, based on an evaluation of the collectibility of loans and prior loss experience. This evaluation also takes into consideration such factors as changes in the nature and volume of the loan portfolio, overall portfolio quality, review of specific problem loans, and current economic conditions that may affect the borrower’s ability to pay. While management uses the best information available to make its evaluation, future adjustments to the allowance may be necessary if there are significant changes in economic conditions or other of the factors relied upon. In addition, regulatory agencies, as an integral part of their examination process, periodically review the Bank’s allowance for loan losses, and may require the Bank to make additions to the allowance based on their judgment about information available to them at the time of their examinations.

West Bancorporation, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (dollars in thousands, except per share data)

Premises and equipment: Premises and equipment are stated at cost less accumulated depreciation. Depreciation is computed using the straight-line method over the estimated useful lives of the assets.

Trust assets: Assets held by the Bank in fiduciary or agency capacities are not included in the consolidated financial statements.

Investment advisory assets under management: Assets managed by WB Capital are not included in the consolidated financial statements. Revenue associated with assets under management is recognized as income when services are performed.

Goodwill and other intangible assets: The price paid over the net fair value of the acquired businesses (goodwill) is not amortized. The recoverability of goodwill is evaluated annually, at a minimum, or on an interim basis if events or circumstances indicate a possible inability to realize the carrying amount. Intangible assets are also evaluated for impairment whenever events or changes in circumstances indicate a loss may have occurred. Other intangible assets are amortized over their estimated useful lives, using straight-line and accelerated methods.

Bank-owned life insurance: The carrying amount of bank-owned life insurance consists of the initial premium paid plus increases in cash value less the carrying amount associated with any death benefit received. Death benefits paid in excess of the applicable carrying amount are recognized as income, which is exempt from income taxes.

Transfer of financial assets: Transfers of financial assets are accounted for as sales when control over the assets has been surrendered. Control over transferred assets is deemed to be surrendered when the assets have been isolated from the Company, the transferee obtains the right, free of conditions that constrain it from taking advantage of that right, to pledge or exchange the transferred assets, or the Company does not maintain effective control over the transferred assets through an agreement to repurchase them before their maturity.

Income taxes: The Company files a consolidated federal income tax return. Income tax expense is generally allocated as if the Holding Company and its subsidiaries file separate income tax returns. Deferred taxes are provided on an asset and liability method whereby deferred tax assets are recognized for deductible temporary differences and operating loss and tax credit carryforwards and deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are the differences between the reported amounts of assets and liabilities and their tax basis. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized.

When tax returns are filed, it is highly certain that some positions taken will be sustained upon examination by the taxing authorities, while others are subject to uncertainty about the merits of the position taken or the amount of the position that would be ultimately sustained. The benefit of a tax position is recognized in the financial statements in the period during which, based on all available evidence, management believes it is more likely than not that the position will be sustained upon examination, including the resolution of appeals or litigation processes, if any. The evaluation of a tax position taken is considered by itself and not offset or aggregated with other positions. Tax positions that meet the more-likely-than-not recognition threshold are measured as the largest amount of tax benefit that is more than 50 percent likely of being realized upon settlement with the applicable taxing authority.

Interest and penalties related to income taxes are recorded as miscellaneous expense in the statements of income.

West Bancorporation, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (dollars in thousands, except per share data)

Current accounting developments: In September 2006, the FASB issued SFAS No. 157, Fair Value Measurements. SFAS No. 157 establishes a framework for measuring fair value in generally accepted accounting principles, expands disclosures about fair value measurements and applies whenever other standards require or permit assets or liabilities to be measured at fair value. The Statement does not require any new fair value measurements, but rather, it provides enhanced guidance to other pronouncements that require or permit assets or liabilities to be measured at fair value. This Statement is effective for the Company beginning on January 1, 2008. The Company does not expect this Statement to have a material effect on its financial condition.

In February 2007, the FASB issued SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities. SFAS No. 159 is an amendment of SFAS No. 115, Accounting for Certain Investments in Debt and Equity Securities. SFAS No. 159 generally permits the measurement of selected eligible financial instruments at fair value at specified election dates. The objective is to improve financial reporting by providing entities with the opportunity to mitigate volatility in reported earnings caused by measuring related assets and liabilities differently without having to apply complex hedge accounting provisions. This Statement is expected to expand the use of fair value measurement, which is consistent with the FASB’s long-term measurement objectives for accounting for financial instruments. This Statement is effective for the Company beginning January 1, 2008. The Company has evaluated this pronouncement and has concluded its operations are not applicable to the primary objective of the pronouncement.

In December 2007, the FASB issued SFAS No. 141 (revised), Business Combinations. SFAS No. 141 replaces the original SFAS. This Statement applies to all transactions in which an entity obtains control of one or more businesses. SFAS No. 141 requires an acquirer to recognize the assets acquired, the liabilities assumed, and any noncontrolling interest in the acquiree at their fair values, with limited exceptions, as of the acquisition date. Goodwill is to be recognized as a residual. If the acquisition-date fair value exceeds the consideration transferred, a gain is to be recognized. The Statement generally requires that acquisition costs be expensed. This Statement is effective for the Company for business combinations for which the acquisition date is on or after January 1, 2009. The Company does not expect the adoption of this Statement will have a material impact on its financial position or results of operations.

In December 2007, the FASB issued SFAS No. 160, Noncontrolling Interests in Consolidated Financial Statements. SFAS No. 160 requires companies to report ownership interest in subsidiaries held by other parties (minority interest) be clearly identified, labeled, and presented in the consolidated statement of financial position separately within the equity section. The amount of consolidated net income attributable to the parent company and to the noncontrolling interest is to be clearly identified and presented on the face of the consolidated statement of income. The Statement also requires changes in a parent’s ownership interest be accounted for on a consistent basis. This Statement is effective for the Company beginning January 1, 2009. The Company does not expect the adoption of this Statement will have a material impact on its financial position or results of operations.

Earnings per share: Earnings per share represents income available to common shareholders divided by the weighted average number of common shares outstanding during the period.

On July 19, 2006, the Board of Directors of the Company declared a 5% common stock dividend, which was effective on July 31, 2006. Fractional shares resulting from the stock dividend were paid in cash. The average number of common shares outstanding and the earnings per common share have been restated for the stock dividend as if it occurred on January 1, 2005.

West Bancorporation, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (dollars in thousands, except per share data)

Presented below are the numerator and denominator used in the computations for earnings per common share for the years ended December 31. The Company has no common equivalent shares that could cause dilution.

	2007	2006	2005
Numerator, income available to common stockholders	$18,920	$19,407	$20,075

Denominator, weighted-average common shares outstanding	17,536	17,537	17,537

Basic earnings per common share	$1.08	$1.11	$1.14

Note 2.	Securities

Securities available for sale consist of the following as of December 31, 2007 and 2006:

	2007
		Gross	Gross
	Amortized	Unrealized	Unrealized	Fair
	Cost	Gains	(Losses)	Value
U.S. Government agencies and corporations	$120,350	$599	$(120)	$120,829
State and political subdivisions	88,810	1,138	(382)	89,566
Corporate notes and other investments	23,042	21	(2,031)	21,032
	$232,202	$1,758	$(2,533)	$231,427

	2006
		Gross	Gross
	Amortized	Unrealized	Unrealized	Fair
	Cost	Gains	(Losses)	Value
U.S. Government agencies and corporations	$139,847	$26	$(2,253)	$137,620
State and political subdivisions	97,157	585	(580)	97,162
Corporate notes and other investments	22,284	113	(448)	21,949
	$259,288	$724	$(3,281)	$256,731

During 2005, the Company transferred all held to maturity investment securities to the available for sale category. The net carrying amount of transferred securities was $39,848. The related unrealized gains at the date of transfer were $413, and were included in other comprehensive income. The decision to transfer all held to maturity securities to the available for sale category was made to allow the entire investment portfolio to be managed on a total return basis.

West Bancorporation, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (dollars in thousands, except per share data)

The following tables show the gross fair value and gross unrealized losses, aggregated by investment category and length of time that individual securities have been in a continuous loss position, as of December 31, 2007 and 2006:

	2007
	Less than 12 months		12 months or longer		Total
	Fair	Unrealized	Fair	Unrealized	Fair	Unrealized
	Value	(Losses)	Value	(Losses)	Value	(Losses)

U.S. Government agencies and corporations	$2,973	$(27)	$31,580	$(93)	$34,553	$(120)
State and political subdivisions	7,143	(202)	26,959	(180)	34,102	(382)
Corporate notes and other investments	8,988	(1,214)	8,743	(817)	17,731	(2,031)
	$19,104	$(1,443)	$67,282	$(1,090)	$86,386	$(2,533)

	2006
	Less than 12 months		12 months or longer		Total
	Fair	Unrealized	Fair	Unrealized	Fair	Unrealized
	Value	(Losses)	Value	(Losses)	Value	(Losses)

U.S. Government agencies and corporations	$4,595	$(40)	$126,156	$(2,213)	$130,751	$(2,253)
State and political subdivisions	11,663	(43)	43,991	(537)	55,654	(580)
Corporate notes and other investments	1,592	(9)	9,733	(439)	11,325	(448)
	$17,850	$(92)	$179,880	$(3,189)	$197,730	$(3,281)

As of December 31, 2007, the investment portfolio included 15 U.S. agency securities, 110 municipal securities and 4 corporate notes with current unrealized losses that have existed for longer than one year. These securities reside in the available for sale portfolio. The majority of the municipal obligations are with Iowa communities considered to be acceptable credit risks. Because the declines in fair value were due to changes in market interest rates, not in estimated cash flows, and the Company has the ability and the intent to hold these securities for a period of time sufficient to allow for a recovery, which may be at maturity, no other than temporary impairment was recorded at December 31, 2007 or 2006.

West Bancorporation, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (dollars in thousands, except per share data)

The amortized cost and fair value of securities available for sale as of December 31, 2007 and 2006 by contractual maturity are shown below:

	2007		2006
	Amortized	Fair	Amortized	Fair
	Cost	Value	Cost	Value

Due in one year or less	$22,905	$22,756	$8,815	$8,748
Due after one year through five years	98,136	98,502	108,913	107,239
Due after five years through ten years	48,416	48,005	70,051	69,187
Due after ten years	62,745	62,164	71,509	71,557
	$232,202	$231,427	$259,288	$256,731

For the years ended December 31, 2007, 2006 and 2005, proceeds from sales of securities available for sale amounted to $9,983, $22,433 and $26,169 respectively. Gross security gains of $21, $10 and $301 were realized for the years ended December 31, 2007, 2006 and 2005, respectively. Gross security losses of $16, $181 and $10 were realized for the years ended December 31, 2007, 2006 and 2005, respectively.

Securities with an amortized cost of approximately $192,666 and $231,824 as of December 31, 2007 and 2006, respectively, were pledged as collateral on the Treasury Tax and Loan option notes, securities sold under agreements to repurchase, federal funds purchased, Federal Home Loan Bank (FHLB) notes payable, and for other purposes as required or permitted by law or regulation. Securities sold under agreements to repurchase are held in safekeeping on behalf of the Company.

The components of other comprehensive income (loss), net unrealized gains (losses) on securities available for sale, net of tax for the years ended December 31, 2007, 2006 and 2005, are as follows:

	2007	2006	2005

Unrealized holding gains (losses) arising during the period including the reclassification of held to maturity securities in 2005	$1,787	$1,190	$(3,718)

Less reclassification adjustment for net (gains) losses realized in net income	(5)	171	(291)
Other comprehensive income (loss), net unrealized gains (losses) on securities available for sale before tax (expense) credit	1,782	1,361	(4,009)

Tax (expense) credit	(675)	(516)	1,524
Other comprehensive income (loss), net unrealized gains (losses) on securities available for sale, net of tax	$1,107	$845	$(2,485)

West Bancorporation, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (dollars in thousands, except per share data)

Note 3.	Loans and Allowance for Loan Losses

Loans consist of the following as of December 31, 2007 and 2006:

	2007	2006

Commercial	$364,994	$327,985
Real estate:
Construction, land and land development	153,184	143,928
1-4 family residential	93,572	89,114
Commercial	360,255	328,514
Consumer and other loans	13,790	15,752
	985,795	905,293

Net unamortized fees and costs	372	871
	$985,423	$904,422

The loan portfolio includes approximately $516,325 and $434,456 of fixed rate loans and $469,470 and $470,837 of variable rate loans as of December 31, 2007 and 2006, respectively.

Loans of approximately $190 and $720 as of December 31, 2007 and 2006, respectively, were pledged as collateral on the Treasury Tax and Loan option notes and for other purposes as required or permitted by regulation.

Changes in the allowance for loan losses were as follows for the years ended December 31, 2007, 2006 and 2005:

	2007	2006	2005

Balance, at beginning of year	$8,494	$7,615	$6,527
Provision for loan losses	2,350	1,725	1,775
Recoveries	233	294	136
Charge-offs	(2,142)	(1,140)	(823)
Balance, at end of year	$8,935	$8,494	$7,615

Impaired loans (nonaccrual loans) were approximately $5,469 and $495 as of December 31, 2007 and 2006, respectively. The balance of impaired loans at December 31, 2007 was comprised of eleven different borrowers. The balance of impaired loans at December 31, 2006 was comprised of eight different borrowers. No specific allowance was assigned to those loans. The average recorded investments in impaired loans during 2007, 2006 and 2005 totaled approximately $1,023, $4,070 and $1,910 respectively. Interest income foregone on impaired loans was approximately $70 during 2007, $306 during 2006 and $91 during 2005. Loans past due 90 days or more and still accruing interest totaled $408 and $155 at December 31, 2007 and 2006, respectively. Interest income recognized on impaired loans was an immaterial amount in 2007, 2006 and 2005.

West Bancorporation, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (dollars in thousands, except per share data)

The Company has had, and may be expected to have in the future, banking transactions in the ordinary course of business with directors, executive officers, their immediate families and affiliated companies in which they are principal stockholders (commonly referred to as related parties), all of which have been, in the opinion of management, on the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with unrelated parties.

Loan transactions with related parties were as follows for the years ended December 31, 2007 and 2006:

	2007	2006

Balance, beginning of year	$18,426	$14,328
New loans	9,176	7,286
Repayments	(8,658)	(3,188)
Change in classification	(4,358)	-
Balance, end of year	$14,586	$18,426

Note 4.	Premises and Equipment

Premises and equipment consisted of the following as of December 31, 2007 and 2006:

	2007	2006

Land	$1,251	$1,251
Building	777	772
Furniture and equipment	5,519	5,659
Leasehold improvements	1,737	1,492
	9,284	9,174
Accumulated depreciation	4,103	3,799
	$5,181	$5,375

Note 5.	Goodwill and Other Intangible Assets

Goodwill is the excess of the cash paid over the net fair value of assets acquired and liabilities assumed in an acquisition, less the amount of identifiable intangible assets. Goodwill is not amortized, but, at a minimum, is evaluated annually for impairment. The Company has determined that there is no impairment of goodwill.

Other intangible assets are those that can be separately identified and assigned a value. Other intangible assets are amortized over their estimated life using an appropriate amortization method. The Company is using the straight-line method to amortize the core deposit intangible by deposit category and employment/noncompete contracts and accelerated methods to amortize the intangible assets associated with client lists. The value of the core deposit intangible was determined according to four major deposit categories: noninterest-bearing demand deposits, interest-bearing demand deposits, savings deposits and money market deposits. A separate estimated life was determined for each category ranging from four to eight years. The intangible assets associated with employment/noncompete contracts and client lists are being amortized over estimated lives which range from four to ten years.

West Bancorporation, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (dollars in thousands, except per share data)

Goodwill and other intangible assets resulted from the acquisition of Hawkeye State Bank, VMF Capital, L.L.C. and Investors Management Group. For the year ended December 31, 2006, an additional contingent payment of approximately $1,685 was recorded as additional goodwill and as a liability related to the acquisition of VMF Capital, L.L.C. The following table summarizes the changes in the gross carrying amount of intangible assets during 2007 and 2006:

		Other Intangible Assets
	Goodwill	Core Deposit	Client Base	Employment/ Noncompete Contracts	Total Other Intangible Assets
Balance, December 31, 2005	$23,245	$1,680	$2,508	$502	$4,690
Additions - 2006	1,685	-	-	-	-
Balance, December 31, 2006	24,930	1,680	2,508	502	4,690
Additions - 2007	-	-	-	-	-
Balance, December 31, 2007	$24,930	$1,680	$2,508	$502	$4,690

The gross carrying amount of intangible assets and the accumulated amortization at December 31, 2007 and 2006 are presented in the following table:

	2007			2006
		Accumulated		Accumulated
	Gross	Amortization	Gross	Amortization
Goodwill	$24,930	$-	$24,930	$-
Amortizing intangible assets:
Core deposit	$1,680	$965	$1,680	$748
Client base	2,508	1,274	2,508	733
Employment/noncompete contracts	502	320	502	222
Total other intangible assets	$4,690	$2,559	$4,690	$1,703

West Bancorporation, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (dollars in thousands, except per share data)

Amortization expense for the years ended December 31, 2007, 2006 and 2005 totaled $856, $884 and $339, respectively. The future scheduled amortization as of December 31, 2007 is as follows:

			Employment/
			Noncompete
	Core Deposit	Client Base	Contracts	Total
2008	$238	$391	$98	$727
2009	205	288	84	577
2010	148	208	-	356
2011	124	126	-	250
2012	-	92	-	92
Thereafter	-	129	-	129
	$715	$1,234	$182	$2,131

Note 6.	Deposits

At December 31, 2007, the scheduled maturities of time deposits were as follows:
2008	$316,948
2009	38,829
2010	16,065
2011	5,270
2012 and thereafter	8,683
$385,795

Note 7.	Other Short-Term Borrowings

Short-term borrowings as of December 31, 2007 and 2006 consisted of Treasury, Tax and Loan option notes. The Treasury, Tax and Loan option notes are collateralized by certain loans and investment securities.

Note 8.	Subordinated Notes

On July 18, 2003, the Company obtained $20,619 in trust preferred securities from its participation in the issuance of a pooled trust preferred security. The security has a 30-year maturity, does not require any principal amortization and is callable in 2010 at par at the issuer’s option. The interest rate is fixed until 2010 at 6.975% and then becomes variable based on the three-month LIBOR rate plus 3.05%. Interest is payable quarterly. The effective cost of this security, including amortization of the discount fee, is 7.14%. Holders of the subordinated notes have no voting rights, are unsecured, and rank junior in priority to all of the Company’s indebtedness and senior to the Company’s common stock. See Note 1 for a discussion of the accounting principles related to this debt.

West Bancorporation, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (dollars in thousands, except per share data)

Note 9.	Long-Term Borrowings

The following table presents the balance of the long-term debt at December 31, 2007 and 2006, and the related rates and maturity dates:

	2007	2006
FHLB advances; interest due monthly with rates ranging from 4.01% to 5.96%	$100,000	$75,900
Note payable, VMF Capital, LLC; interest rate 6%	-	500
Note payable, correspondent bank, interest due quarterly; interest rate 5.50% at December 31, 2007 and 6.50% at December 31, 2006	3,000	9,000
Total long-term borrowings	$103,000	$85,400

The FHLB advances are collateralized by FHLB stock, investment securities, and real estate loans as required by the FHLB’s collateral policy. Advances totaling $45 million are callable on a quarterly basis. An advance of $25 million with a maturity date of 2016 is first callable in 2009 and is callable on a quarterly basis thereafter. An advance of $30 million with a maturity date of 2017 is first callable in 2010 and is callable on a quarterly basis thereafter.

At December 31, 2006, the $500 installment payable to VMF Capital, L.L.C. was due and payable only if the amount of assets under the management of WB Capital on the last day of the calendar year immediately preceding the due date of the installment payment equaled or exceeded assets under management as of October 1, 2003. This threshold was exceeded and the payment was made in January 2007.

On December 30, 2005, the Company obtained a $10 million note payable to a large regional correspondent bank. Principal is payable in quarterly installments of $250,000 plus a final payment which is due on December 30, 2010. Principal may be prepaid without penalty. During 2007, prepayments of $5 million were made. Interest is payable quarterly, and the rate is variable and tied to prime rate. The loan agreement covenants require the Company to maintain the Bank’s regulatory capital ratios in excess of those required to be well-capitalized and to maintain the Bank’s return on average assets in excess of 1.25 percent. The Company is in compliance with these covenants.

West Bancorporation, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (dollars in thousands, except per share data)

The aggregate annual maturities of long-term debt obligations (based on final maturity dates) as of December 31, 2007 are as follows:

	Parent	Consolidated
2008	$1,000	$1,000
2009	1,000	1,000
2010	1,000	21,000
2011	-	-
2012	-	-
Thereafter	-	80,000
Total	$3,000	$103,000

The Company had a $2.5 million unsecured line of credit through a large regional correspondent bank. It was renewed in the fourth quarter of 2007 for $5 million and expires December 30, 2008. The interest rate is variable and tied to LIBOR. This line was utilized once during 2006 and was not used in 2007. No balance was outstanding at December 31, 2007.

At December 31, 2007, the Bank had arrangements to borrow $95 million in unsecured federal funds lines of credit at correspondent banks which are available under the correspondent bank’s normal terms. Two of these lines expire at various times through December 2008. The others have no stated expiration date. As of December 31, 2007, $40 million was outstanding under these arrangements. The Bank also has additional borrowing capacity of approximately $102 million at the FHLB as of December 31, 2007.

Note 10.	Income Taxes

The company files income tax returns in the U.S. Federal and Iowa and Utah state jurisdictions. Income tax returns for the years 2004 through 2007, with few exceptions, remain open to examination by Federal and state taxing authorities.

The Company adopted the provisions of Financial Accounting Standards Board (FASB) Interpretation No. 48, Accounting for Uncertainty in Income Taxes (FIN 48), as of January 1, 2007. The Interpretation provides clarification on accounting for uncertainty in income taxes recognized in an enterprise’s financial statements in accordance with FASB Statement of Financial Accounting Standard (SFAS) No. 109, Accounting for Income Taxes. The Interpretation prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. As a result of the Company’s evaluation of the implementation of FIN 48, no significant income tax uncertainties were identified. Therefore, the Company recognized no adjustment for unrecognized income tax benefits during the year ended December 31, 2007.

West Bancorporation, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (dollars in thousands, except per share data)

The Company recognizes interest and penalties related to unrecognized tax benefits in miscellaneous expense. During the years ended December 31, 2007, 2006 and 2005, the Company recognized no material interest or penalties. No accrued interest or penalties is included in accrued tax expenses in the balance sheet at December 31, 2007 and 2006.

The components of income tax expense consisted of the following for the years ended December 31, 2007, 2006 and 2005:

	2007	2006	2005
Current:
Federal	$7,330	$7,652	$8,301
State	1,144	1,345	1,446
Deferred	2	131	(352)
	$8,476	$9,128	$9,395

Total income tax expense differed from the amounts computed by applying the U.S. Federal income tax rate of 35% to income before income taxes as a result of the following:

	Years Ended December 31,
	2007		2006		2005
		Percent		Percent		Percent
		of Pretax		of Pretax		of Pretax
	Amount	Income	Amount	Income	Amount	Income
Computed "expected" tax expense	$9,589	35.0%	$9,987	35.0%	$10,314	35.0%
State income tax, net of federal income tax benefit	698	2.5	873	3.1	917	3.1
Tax-exempt interest income	(1,525)	(5.6)	(1,668)	(5.8)	(1,596)	(5.4)
Nondeductible interest expense to own tax-exempts	265	1.0	283	1.0	188	0.6
Tax-exempt increase in cash value of life insurance	(311)	(1.1)	(300)	(1.1)	(295)	(1.0)
New market tax credit	(228)	(0.8)	-	-	-	-
Other, net	(12)	(0.1)	(47)	(0.2)	(133)	(0.4)
	$8,476	30.9%	$9,128	32.0%	$9,395	31.9%

West Bancorporation, Inc. and Subsidiaries

Notes to Consolidated Financial Statements
(dollars in thousands, except per share data)

The tax effects of temporary differences that give rise to net deferred tax assets consist of the following as of December 31, 2007 and 2006:

	2007	2006
Deferred tax assets:
Allowance for loan losses	$3,395	$3,228
Net unrealized losses on securities available for sale	297	972
State net operating loss carryforward	177	137
Other	253	169
	4,122	4,506
Deferred tax liabilities:
Net deferred loan fees and costs	312	205
Intangibles	2,515	2,408
Premises and equipment	370	409
Loans	133	-
Other	132	147
	3,462	3,169
Net deferred tax asset	$660	$1,337

The Company has approximately $2,902 of state operating loss carryforwards available to the Holding Company and WB Capital to offset future state taxable income. No valuation allowance has been recorded against the tax effect of those net operating loss carryforwards, as the Company believes these deferred tax assets will, more likely than not, be realized. This determination is based upon anticipated future taxable income of the nonbank affiliates. The state operating loss carryforwards expire in 2012 and thereafter.

Note 11.	Regulatory Capital Requirements

The Company and West Bank are subject to various regulatory capital requirements administered by federal and state banking agencies. Failure to meet minimum capital requirements can result in certain mandatory and possibly additional discretionary actions by regulators which, if undertaken, could have a direct material effect on the Company’s consolidated financial statements. Under capital adequacy guidelines and regulatory framework for prompt corrective action, the Company and the Bank must meet specific capital guidelines that involve quantitative measures of their assets, liabilities and certain off-balance-sheet items as calculated under regulatory accounting practices. The Company’s and West Bank’s capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings and other factors. Management believes the capital levels of the Company and West Bank met all capital adequacy requirements to which they were subject at December 31, 2007. Prompt corrective action provisions are not applicable to the Holding Company.

Quantitative measures established by regulation to ensure capital adequacy require the Company and the Bank to maintain minimum amounts and ratios (set forth in the following table) of total and Tier I capital to risk-weighted assets and of Tier I capital to average assets. Management believes the Company and Bank met all capital adequacy requirements to which they were subject as of December 31, 2007.

West Bancorporation, Inc. and Subsidiaries

Notes to Consolidated Financial Statements
(dollars in thousands, except per share data)

As of December 31, 2007, the most recent notification from regulatory agencies categorized the Bank as well-capitalized under the regulatory framework for prompt corrective action. There are no conditions or events since that notification that management believes have changed the Bank’s category.

The Company’s and West Bank’s capital amounts and ratios are presented in the following table:

					To Be Well-
					Capitalized Under
			For Capital		Prompt Corrective
	Actual		Adequacy Purposes		Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
As of December 31, 2007:
Total Capital (to Risk-
Weighted Assets)
Consolidated	$123,912	11.1%	$89,096	8.0%	n/a	n/a
West Bank	119,604	10.8	88,747	8.0	$110,934	10.0%

Tier I Capital (to Risk-
Weighted Assets)
Consolidated	114,977	10.3	44,548	4.0	n/a	n/a
West Bank	100,669	9.1	44,374	4.0	66,560	6.0

Tier I Capital (to
Average Assets)
Consolidated	114,977	8.9	51,486	4.0	n/a	n/a
West Bank	100,669	7.9	51,316	4.0	64,145	5.0

As of December 31, 2006:
Total Capital (to Risk-
Weighted Assets)
Consolidated	$115,974	11.2%	$82,588	8.0%	n/a	n/a
West Bank	121,096	11.8	82,291	8.0	$102,864	10.0%

Tier I Capital (to Risk-
Weighted Assets)
Consolidated	107,480	10.4	41,294	4.0	n/a	n/a
West Bank	92,602	9.0	41,146	4.0	61,719	6.0

Tier I Capital (to
Average Assets)
Consolidated	107,480	8.5	50,559	4.0	n/a	n/a
West Bank	92,602	7.3	50,439	4.0	63,049	5.0

West Bancorporation, Inc. and Subsidiaries

Notes to Consolidated Financial Statements
(dollars in thousands, except per share data)

The Bank is restricted as to the amount of dividends that may be paid to the Holding Company without prior regulatory approval. The Bank may not pay dividends that would result in its capital levels being reduced below the minimum requirements. As of December 31, 2007, the Bank had approximately $15.2 million of retained earnings available for dividends.

Note 12.	Common Stock Transactions

On April 18, 2007, the Board of Directors authorized the buy-back of the Company’s common stock for a period of 12 months, in amounts not to exceed $5 million each. Since the 2007 authorization, 74,500 shares were purchased in the fourth quarter of 2007 at a cost of $974.

On July 19, 2006, the Board of Directors of the Company declared a 5% common stock dividend for holders of record on July 31, 2006. As a result of this action, 834,839 shares of common stock were issued. Fractional shares resulting from the 5% common stock dividend were paid in cash.

On April 12, 2005, shareholders approved the West Bancorporation, Inc. Restricted Stock Compensation Plan. The plan provides awards to be made until March 1, 2015, with a maximum of 300,000 shares purchased in the open market to be issued as awards, subject to certain restrictions. The Compensation Committee of the Company’s Board of Directors administers the Plan. As of December 31, 2007, no awards had been granted under this plan.

Note 13.	Commitments and Contingencies and Related-Party Leases

The Company leases real estate under several noncancelable operating lease agreements. Rent expense related to these leases was approximately $1,627, $1,494 and $994 for the years ended December 31, 2007, 2006 and 2005, respectively.

The Company leases certain real estate from a director of the Company who resigned from the Board in December 2007. Terms for two of the leases were renegotiated during 2006 and 2005, respectively, and terms of another noncancelable operating lease was consummated during 2006. Two leases expire in 2026 and the other expires in 2030. All terms are deemed to be at arm’s-length. Rent expense to the related party totaled approximately $331, $266 and $204 for the years ended December 31, 2007, 2006 and 2005, respectively.

The approximate total minimum rental commitments as of December 31, 2007 consisted of the following:

Total
2008	$1,529
2009	1,484
2010	1,353
2011	962
2012	923
Thereafter	6,911
$13,162

West Bancorporation, Inc. and Subsidiaries

Notes to Consolidated Financial Statements
(dollars in thousands, except per share data)

Required reserve balances: The Bank is required to maintain an average reserve balance with the Federal Reserve Bank, which is included in cash and due from banks. Required reserve balances were approximately $1,001 and $1,203 as of December 31, 2007 and 2006, respectively.

Financial instruments with off-balance-sheet risk: The Company is party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit and standby letters of credit. These instruments involve, to varying degrees, elements of credit risk in excess of the amount recognized in the consolidated balance sheets.

The Company’s exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and standby letters of credit is represented by the contractual amount of those instruments. The Company uses the same credit policies in making commitments and conditional obligations as they do for on-balance-sheet instruments. The Company’s commitments as of December 31, 2007 and 2006 consisted of the following approximate amounts:

	2007	2006
Commitments to extend credit	$330,769	$262,717
Standby letters of credit	22,682	22,301
	$353,451	$285,018

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments to extend credit generally expire within one year. Home equity commitments to extend credit of approximately $8,224 at December 31, 2007 expire within 10 years. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Company evaluates each customer’s creditworthiness on a case-by-case basis. The amount of collateral obtained is based on management’s credit evaluation of the party. Collateral held varies, but may include accounts receivable, inventory, property and equipment, residential real estate, income-producing commercial properties, crops, and livestock.

Standby letters of credit are conditional commitments issued by the Company to guarantee the performance of a customer to a third party, and generally expire within one year. Those guarantees are primarily issued to support public and private borrowing arrangements. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. Collateral held varies as specified above, and is required in instances the Company deems necessary. In the event the customer does not perform in accordance with the terms of the agreement with the third party, the Bank would be required to fund the commitment. The maximum potential amount of future payments the Bank could be required to make is represented by the contractual amount for letters of credit shown in the table above. If the commitment is funded, the Bank would be entitled to seek recovery from the customer. At December 31, 2007 and 2006, no amounts have been recorded as liabilities for the Bank’s potential obligations under these guarantees.

West Bancorporation, Inc. and Subsidiaries

Notes to Consolidated Financial Statements
(dollars in thousands, except per share data)

Concentrations of credit risk: Substantially all of the Company’s loans, commitments to extend credit, and standby letters of credit have been granted to customers in the Company’s market area (a 50-mile radius of the greater Des Moines, Iowa, metropolitan area and a 30-mile radius of the Iowa City, Iowa, metropolitan area). Securities issued by state and political subdivisions primarily involve governmental entities within the state of Iowa. The concentrations of credit by type of loan are set forth in Note 3. The distribution of commitments to extend credit approximates the distribution of loans outstanding. Standby letters of credit were granted primarily to commercial borrowers.

Contingencies: In the normal course of business, the Company is involved in various legal proceedings. In the opinion of management, any liability resulting from such proceedings would not have a material adverse effect on the consolidated financial statements.

Note 14.	Employee Savings and Stock Ownership Plan

The Company has an employee savings and stock ownership plan covering substantially all of its employees. The plan consists of two components. One component is an employee stock ownership plan. The other component is a profit sharing plan. Both components have a qualified cash or deferred arrangement under Code Section 401(k). The purpose of the plan is to offer participants a systematic program for the accumulation of retirement and savings income, as well as a means by which to obtain beneficial interest of ownership in company stock. The stock ownership component of the plan, which is optional, is intended to invest exclusively in common stock of the Company.

The contributions made by the Company to the profit sharing component are determined annually by the Board of Directors. Profit sharing expense for the years ended December 31, 2007, 2006 and 2005 totaled approximately $436, $522 and $358, respectively.

The plan allows eligible employees to defer a portion of their compensation ranging from 1% to the maximum dollar amount allowed by current law. The Company is required to match a portion of the employees’ contribution. Beginning January 1, 2007, the Company’s match is 100% of the first 3% of employee deferrals and 50% of the next 2% of employee deferrals. Prior to January 1, 2007, the Company’s match was 100% of the first 2% of employee deferrals and 50% of the next 2% of employee deferrals. Beginning January 1, 2007, forfeitures are used to reduce employer contributions. Expense for the years ended December 31, 2007, 2006 and 2005 totaled approximately $308, $273 and $180, respectively.

As of December 31, 2007 and 2006, the plan held 255,524 and 256,756 shares, respectively, of Company stock. These shares are included in the computation of earnings per share. Dividends on shares held in the plan may be reinvested in Company stock or paid in cash to the participants, at the election of the participants.

West Bancorporation, Inc. and Subsidiaries

Notes to Consolidated Financial Statements
(dollars in thousands, except per share data)

Note 15.	Estimated Fair Values of Financial Instruments

SFAS No. 107, Disclosures About Fair Value of Financial Instruments, requires disclosure of fair value information about financial instruments, whether or not recognized in the balance sheet, for which it is practicable to estimate that value. In cases where quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques. Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. In that regard, the derived fair value estimates cannot be substantiated by comparison to independent markets and, in many cases, are not necessarily indicative of the amounts that the Company could realize in a current market exchange. SFAS No. 107 excludes all nonfinancial instruments from its disclosure requirements. Accordingly, the aggregate fair value amounts presented do not represent the underlying value of the Company.

The following methods and assumptions were used by the Company in estimating the fair value of its financial instruments:

Cash and due from banks: The carrying amount approximates fair value.

Federal funds sold and other short-term investments: The carrying amount approximates fair value.

Securities: Fair values for securities are based on quoted market prices, where available. If quoted market prices are not available, fair values are based on quoted market prices of comparable financial instruments.

Federal Home Loan Bank stock: The fair value of this restricted stock is estimated at its carrying value and redemption price of $100 per share.

Loans: Fair values of loans are estimated using discounted cash flow analysis based on interest rates currently being offered for loans with similar terms to borrowers with similar credit quality.

Deposits: The carrying amounts for demand and savings deposits, which represents the amounts payable on demand, approximates their fair values. Fair values for fixed-rate and variable-rate certificates of deposit are estimated using discounted cash flow analysis based on interest rates currently being offered on certificates with similar terms.

Accrued interest receivable and payable: The fair values of both accrued interest receivable and payable approximate their carrying amounts.

Short-term and long-term borrowings: The carrying amounts of federal funds purchased and securities sold under agreements to repurchase and certain other short-term borrowings approximate their fair values. Fair values of long-term borrowings including subordinated notes are estimated using discounted cash flow analysis based on interest rates currently being offered with similar terms.

Commitments to extend credit and standby letters of credit: The approximate fair values of commitments and standby letters of credit are based on the fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and creditworthiness of the counterparties.

West Bancorporation, Inc. and Subsidiaries

Notes to Consolidated Financial Statements
(dollars in thousands, except per share data)

The carrying amounts and approximate fair values are as follows as of December 31, 2007 and 2006:
	2007		2006
	Carrying	Approximate	Carrying	Approximate
	Amount	Fair Value	Amount	Fair Value
Financial assets:
Cash and due from banks	$49,529	$49,529	$35,063	$35,063
Federal funds sold and other short-term investments	414	414	615	615
Securities available for sale	231,427	231,427	256,731	256,731
Federal Home Loan Bank stock	5,951	5,951	4,847	4,847
Loans, net	976,488	973,869	895,928	892,154
Accrued interest receivable	7,829	7,829	8,587	8,587
Financial liabilities:
Deposits	910,925	912,702	925,334	925,228
Federal funds purchased and securities sold under agreements to repurchase	166,930	166,930	109,346	109,346
Other short-term borrowings	2,672	2,672	1,929	1,929
Accrued interest payable	4,498	4,498	4,275	4,275
Subordinated notes	20,619	20,122	20,619	21,090
Long-term borrowings	103,000	100,424	85,400	81,578
Off-balance-sheet financial instruments:
Commitments to extend credit	-	-	-	-
Standby letters of credit	-	-	-	-

West Bancorporation, Inc. and Subsidiaries

Notes to Consolidated Financial Statements
(dollars in thousands, except per share data)

Note 16.	Operating Segments

An operating segment is generally defined as a component of a business for which discrete financial information is available and whose operating results are regularly reviewed by the chief operating decision-maker. The Company’s primary business segments are banking and investment advisory services. The banking segment generates revenue through interest and fees on loans, service charges on deposit accounts, interest on investment securities, and fees for trust services. The banking segment includes West Bank, the Holding Company and related elimination entries between the two, as the Holding Company’s operation is similar to the bank. The investment advisory segment generates revenue by providing investment portfolio management services to individuals, retirement plans, corporations, foundations, endowments, and public entities. The investment advisory segment consists of WB Capital Management Inc. The “Other” column represents the elimination of intercompany balances. Selected financial information on the Company’s segments is presented below for the years ended December 31, 2007, 2006 and 2005.

		2007
		Segments
		Investment
	Banking	Advisory	Other	Consolidated
Interest income	$82,027	$-	$-	$82,027
Interest expense	43,823	-	-	43,823
Net interest income	38,204	-	-	38,204
Provision for loan losses	2,350	-	-	2,350
Net interest income after provision for loan losses	35,854	-	-	35,854
Noninterest income	8,117	8,137	(202)	16,052
Noninterest expense	17,557	7,155	(202)	24,510
Income before income taxes	26,414	982	-	27,396
Income taxes	8,062	414	-	8,476
Net income	$18,352	$568	$-	$18,920

Depreciation and amortization	$879	$876	$-	$1,755

Goodwill	$13,376	$11,554	$-	$24,930

Total assets	$1,326,508	$14,782	$(1,322)	$1,339,968

West Bancorporation, Inc. and Subsidiaries

Notes to Consolidated Financial Statements
(dollars in thousands, except per share data)

		2006
		Segments
		Investment
	Banking	Advisory	Other	Consolidated
Interest income	$79,738	$-	$(2)	$79,736
Interest expense	40,639	32	(2)	40,669
Net interest income	39,099	(32)	-	39,067
Provision for loan losses	1,725	-	-	1,725
Net interest income after provision for loan losses	37,374	(32)	-	37,342
Noninterest income	7,831	8,262	(222)	15,871
Noninterest expense	17,128	7,772	(222)	24,678
Income before income taxes	28,077	458	-	28,535
Income taxes	8,935	193	-	9,128
Net income	$19,142	$265	$-	$19,407

Depreciation and amortization	$802	$994	$-	$1,796

Goodwill	$13,376	$11,554	$-	$24,930

Total assets	$1,253,618	$16,395	$(1,477)	$1,268,536

		2005
		Segments
		Investment
	Banking	Advisory	Other	Consolidated
Interest income	$63,475	$-	$-	$63,475
Interest expense	25,042	60	-	25,102
Net interest income	38,433	(60)	-	38,373
Provision for loan losses	1,775	-	-	1,775
Net interest income after provision for loan losses	36,658	(60)	-	36,598
Noninterest income	8,168	3,544	(195)	11,517
Noninterest expense	16,020	2,820	(195)	18,645
Income before income taxes	28,806	664	-	29,470
Income taxes	9,131	264	-	9,395
Net income	$19,675	$400	$-	$20,075

Depreciation and amortization	$722	$169	$-	$891

Goodwill	$13,376	$9,869	$-	$23,245

Total assets	$1,230,959	$15,337	$(1,916)	$1,244,380

West Bancorporation, Inc. and Subsidiaries

Notes to Consolidated Financial Statements
(dollars in thousands, except per share data)

Note 17.	West Bancorporation, Inc. (Parent Company Only) Condensed Financial Statements

BALANCE SHEETS
December 31, 2007 and 2006

	2007	2006
ASSETS

Cash	$4,821	$2,318
Investment in securities available for sale	421	766
Investment in West Bank	114,328	105,329
Investment in WB Capital Management Inc.	13,202	12,799
Investment in West Bancorporation Capital Trust I	619	619
Intercompany debentures from West Bank	10,000	20,000
Other assets	2,758	1,622

Total assets	$146,149	$143,453

LIABILITIES AND STOCKHOLDERS' EQUITY

LIABILITIES
Accrued expenses and other liabilities	$924	$22
Note payable	3,000	9,000
Subordinated notes	20,619	20,619
Total liabilities	24,543	29,641

STOCKHOLDERS' EQUITY
Common stock	3,000	3,000
Additional paid-in capital	32,000	32,000
Retained earnings	87,084	80,397
Accumulated other comprehensive (loss)	(478)	(1,585)

Total stockholders' equity	121,606	113,812

Total liabilities and stockholders' equity	$146,149	$143,453

West Bancorporation, Inc. and Subsidiaries

Notes to Consolidated Financial Statements
(dollars in thousands, except per share data)

STATEMENTS OF INCOME
Years Ended December 31, 2007, 2006 and 2005

	2007	2006	2005
Operating income:
Equity in net income of West Bank	$19,286	$19,797	$19,670
Equity in net income of WB Capital Management Inc.	568	265	400
Equity in net income of West Bancorporation Capital Trust I	44	44	44
Interest and dividend income	1,166	1,575	1,607
Net realized gains (losses) on sale of investment securities	(12)	(36)	42
	21,052	21,645	21,763

Operating expenses:
Interest on notes payable	389	606	3
Interest on subordinated notes	1,472	1,472	1,472
Salaries and employee benefits	204	218	229
Occupancy	231	169	2
Other	607	425	367
	2,903	2,890	2,073

Income before income taxes	18,149	18,755	19,690

Income tax (credits)	(771)	(652)	(385)

Net income	$18,920	$19,407	$20,075

West Bancorporation, Inc. and Subsidiaries

Notes to Consolidated Financial Statements
(dollars in thousands, except per share data)
STATEMENTS OF CASH FLOWS
Years Ended December 31, 2007, 2006 and 2005

	2007	2006	2005
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$18,920	$19,407	$20,075
Adjustments to reconcile net income to net cash provided by operating activities:
Equity in net income of West Bank	(19,286)	(19,797)	(19,670)
Equity in net income of WB Capital Management Inc.	(568)	(265)	(400)
Equity in net income of West Bancorporation Capital Trust I	(44)	(44)	(44)
Dividends received from West Bank	11,400	11,100	10,800
Dividends received from West Bancorporation Capital Trust I	44	44	44
Dividends received from WB Capital Management Inc.	1,850	-	-
(Gains) losses from sale of securities available for sale	12	36	(42)
Amortization	14	37	49
Deferred income taxes	(66)	5	(83)
Changes in assets and liabilities:
Increase in other assets	(1,054)	(192)	(826)
Increase (decrease) in accrued expenses and
other liabilities	902	(23)	(221)
Net cash provided by operating activities	12,124	10,308	9,682
CASH FLOWS FROM INVESTING ACTIVITIES
Proceeds from sales of securities available for sale	935	4,789	2,441
Purchases of securities available for sale	(673)	(712)	(2,151)
Purchase of Investors Management Group, Ltd.	-	-	(10,000)
Additional capitalization of WB Capital Management Inc.	(1,685)	(660)	-
Repayment of debentures from subsidiary	10,000	-	-
Net cash provided (used in) investing activities	8,577	3,417	(9,710)
CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from long-term borrowing	-	-	10,000
Principal payments on long-term borrowing	(6,000)	(1,000)	-
Purchase of fractional shares resulting from stock dividend	-	(5)	-
Payment for shares reacquired under common stock repurchase plan	(974	-	-
Dividends paid	(11,224)	(10,956)	(10,689)
Net cash (used in) financing activities	(18,198)	(11,961)	(689)
Net increase (decrease) in cash	2,503	1,764	(717)
CASH
Beginning	2,318	554	1,271
Ending	$4,821	$2,318	$554

West Bancorporation, Inc. and Subsidiaries

Notes to Consolidated Financial Statements
(dollars in thousands, except per share data)

Note 18.	Selected Quarterly Financial Data (unaudited)

		2007
Three months ended	March 31	June 30	September 30	December 31
Interest income	$20,248	$21,018	$20,636	$20,125
Interest expense	10,937	11,230	10,983	10,673
Net interest income	9,311	9,788	9,653	9,452
Provision for loan losses	300	350	500	1,200
Net interest income after provision for loan losses	9,011	9,438	9,153	8,252
Noninterest income	3,870	4,035	4,049	4,098
Noninterest expense	6,454	5,908	6,136	6,012
Income before income taxes	6,427	7,565	7,066	6,338
Income taxes	1,983	2,438	2,119	1,936
Net income	$4,444	$5,127	$4,947	$4,402
Net income per common share - basic	$0.25	$0.29	$0.28	$0.25

		2006
Three months ended	March 31	June 30	September 30	December 31
Interest income	$18,456	$20,204	$20,756	$20,320
Interest expense	8,913	10,367	11,034	10,355
Net interest income	9,543	9,837	9,722	9,965
Provision for loan losses	450	450	450	375
Net interest income after provision for loan losses	9,093	9,387	9,272	9,590
Noninterest income	3,881	3,960	4,150	3,880
Noninterest expense	6,312	6,182	6,097	6,087
Income before income taxes	6,662	7,165	7,325	7,383
Income taxes	2,117	2,283	2,348	2,380
Net income	$4,545	$4,882	$4,977	$5,003
Net income per common share - basic	$0.26	$0.28	$0.28	$0.29

STOCK INFORMATION

West Bancorporation, Inc. common stock is traded on the NASDAQ Global Market and quotations are furnished by the NASDAQ System. There were 278 common stockholders of record on February 14, 2008, and an estimated 1,300 additional beneficial holders whose stock was held in street name by brokerage houses.

Market and Dividend Information	High	Low	Dividends
2007
1st quarter	$18.25	$14.29	$0.160
2nd quarter	16.36	14.17	0.160
3rd quarter	16.19	14.68	0.160
4th quarter	15.98	11.85	0.160

2006
1st quarter	$18.95	$16.67	$0.152
2nd quarter	19.98	15.24	0.152
3rd quarter	18.10	15.61	0.160
4th quarter	19.02	16.69	0.160

The prices shown above are the high and low sale prices for the Company’s common stock. The market quotations, reported by NASDAQ, do not include retail markup, markdown or commissions.

NASDAQ Symbol: WTBA
Wall Street Journal and
Other Newspapers: WestBcp

Transfer Agent/Dividend Paying Agent
Illinois Stock Transfer Company
209 West Jackson Boulevard, Suite 903
Chicago, Illinois 60606-6905
800-757-5755
www.illinoisstocktransfer.com

Form 10-K and Code of Conduct

Copies of the Company’s annual report to the Securities and Exchange Commission on Form 10-K will be mailed when available without charge to shareholders upon written request. Such written request should be directed to the Chief Financial Officer, West Bancorporation, Inc., 1601 22nd Street, West Des Moines, Iowa 50266. It will also be available on the Securities and Exchange Commission’s website at http://www.sec.gov/edgar/searchedgar/webusers.htm and through a link in the Investor Relations section of the Company’s website at www.westbankiowa.com.

The Company has adopted a code of conduct that applies to all directors, officers, and employees, including the chairman, president and chief executive officer, the executive vice president and chief financial officer, and the vice president and controller. A copy of the code of conduct is available in the Investor Relations section of the Company’s website at www.westbankiowa.com or is available upon written request directed to Corporate Secretary, West Bancorporation, Inc., 1601 22nd Street, West Des Moines, Iowa 50266

West Bancorporation

West Bancorporation, Inc.

Annual Meeting of Shareholders
Thursday, April 17, 2008 at 4:00 p.m.
1601 22nd Street, West Des Moines, IA

You can vote in one of two ways: 1) By Mail, 2) By Internet

See the reverse side of this sheet for instructions.

IF YOU ARE NOT VOTING BY INTERNET, COMPLETE BOTH SIDES OF PROXY CARD, DETACH AND RETURN IN THE ENCLOSED ENVELOPE TO:

Illinois Stock Transfer Co.
209 West Jackson Boulevard, Suite 903
Chicago, Illinois 60606

DETACH PROXY CARD HERE

DETACH ATTENDANCE CARD HERE AND MAIL WITH PROXY CARD

This Proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder. IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED (1) FOR THE ELECTION OF THE NOMINEES LISTED IN PROPOSAL 1; (2) FOR THE RATIFICATION OF THE APPOINTMENT OF THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM IN PROPOSAL 2; AND (3) IN THE DISCRETION OF THE NAMED PROXIES UPON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING.

VOTER CONTROL NUMBER

ABOVE NAME HERE

Dated ______________________, 2008

____

____
(PLEASE SIGN HERE)

Please sign exactly as name appears above. When shares are held by joint tenants, both should sign. When signing as administrator, attorney, executor, guardian or trustee, please give full title as such. If a corporation, authorized officer please sign full corporate name and indicate office held.

West Bancorporation, Inc.

If you plan to personally attend the Annual Meeting of Shareholders, please check the box below and list names of attendees on reverse side.
Return this stub in the enclosed envelope with your completed proxy card.

I do plan to attend the 2008 meeting ☐

TO VOTE BY MAIL

To vote by mail, complete both sides, sign and date the proxy card below. Detach the card below and return it in the envelope provided.

TO VOTE BY INTERNET

Your Internet vote is quick, confidential and your vote is immediately submitted. Just follow these easy steps:

1. Read the accompanying Proxy Statement.
2. Visit our internet voting site at **http://www.illinoisstocktransfer.com**, click on the heading "Internet Voting" and follow the instructions on the screen.
3. When prompted for your Voter Control Number, enter the number printed just above your name on the front of the proxy card.

Please note that all votes cast by Internet must be **completed** and **submitted** prior to Tuesday, April 15, 2008 at 11:59 p.m. Central Time.

Your Internet vote authorizes the named proxies to vote your shares to the same extent as if you marked, signed, dated and returned the proxy card.

This is a "secured" web page site. Your software and/or Internet provider must be "enabled" to access this site. Please call your software or Internet provider for further information if needed.

If You Vote By INTERNET, Please Do Not Return Your Proxy Card By Mail

---

PLEASE LIST NAMES OF PERSONS ATTENDING

____

____

____

____

WEST BANCORPORATION, INC. WEST DES MOINES, IOWA **PROXY**

PROXY FOR ANNUAL MEETING OF SHAREHOLDERS ON APRIL 17, 2008

The undersigned hereby appoints Thomas E. Stanberry and Jack G. Wahlig, or either of them, the undersigned's attorneys and proxies, with full power of substitution, to vote all shares of Common Stock of West Bancorporation, Inc. which the undersigned is entitled to vote as of the record date, February 14, 2008, as fully as the undersigned could do if personally present, at the Annual Meeting of Shareholders of said corporation to be held in the Conference Center at the headquarters of the Company, located at 1601 22nd Street, West Des Moines, Iowa, on Thursday, April 17, 2008 at 4:00 p.m., Central Time, and at any and all adjournments thereof.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSALS 1 AND 2.

1. Election of Directors:

	FOR	VOTE WITHHELD		FOR	VOTE WITHHELD
01 Frank W. Berlin	☐	☐	**05** Robert G. Pulver	☐	☐
02 Wendy L. Carlson	☐	☐	**06** Thomas E. Stanberry	☐	☐
03 Orville E. Crowley	☐	☐	**07** Jack G. Wahlig	☐	☐
04 George D. Milligan	☐	☐	**08** Connie Wimer	☐	☐

   ☐ Vote FOR ☐ Vote AGAINST ☐ Vote ABSTAIN

3. In accordance with their discretion, upon all other matters that may properly come before said meeting and any adjournments or postponements thereof.

(Continued and to be signed and dated, on other side)